UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.  )
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☐	Soliciting Material Pursuant to Section 240.14a-12

DANA INCORPORATED
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(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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Dana Incorporated
Proxy Statement and Notice of
2026 Annual Meeting of Shareholders
Our Proxy Statement and Annual Report
are Available at www.dana.com/proxy

Dana Incorporated
3939 Technology Drive
Maumee, Ohio 43537
March 13, 2026
Dear Fellow Shareholder:
It is our pleasure to inform you that our 2026 Annual Meeting of Shareholders of Dana Incorporated will be conducted online on Wednesday, April 22, 2026, starting at 8:30 a.m., Eastern Time. Shareholders will be able to listen, vote and submit questions from any remote location with Internet connectivity.
The annual report, which is included in this package, summarizes Dana’s major developments and includes our consolidated financial statements.
Whether or not you plan to participate in the 2026 Annual Meeting of Shareholders, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet indicating how you would like your shares voted. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement or the “Notice and Access” card we have provided.

Sincerely,

R. Bruce McDonald Chairman of the Board of Directors

PROXY STATEMENT

Dana Incorporated
Notice of Virtual Annual Meeting of Shareholders
March 13, 2026

Date:	April 22, 2026
Time:	8:30 a.m., Eastern Time
Place:	Online at www.virtualshareholdermeeting.com/DAN2026

This year’s Virtual Annual Meeting of Shareholders will begin promptly at 8:30 a.m., Eastern Time. Shareholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. There will be no physical location for shareholders to attend. Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/DAN2026.
We invite you to participate in the Dana Incorporated 2026 Annual Meeting of Shareholders to:
1.	Elect eight (8) Directors for a one-year term expiring in 2027 or upon the election and qualification of their successors;
2.	Act on an advisory vote to approve executive compensation;
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2026;
4.	Vote on the shareholder proposal to require an independent board chairman; and
5.	Transact any other business that is properly submitted before the Annual Meeting or any other adjournments or postponements of the Annual Meeting.
The record date for the Annual Meeting is Monday, February 23, 2026 (the Record Date). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Dana mailed this Notice of Annual Meeting or a Notice of Availability of Proxy Materials to those shareholders on or about March 13, 2026. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.
Dana will have a list of shareholders who can vote available for inspection by shareholders for 10 days prior to the Annual Meeting, during regular business hours at Dana’s Law Department, 3939 Technology Drive, Maumee, Ohio 43537.
Whether or not you plan to participate in the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system, or by using the Internet voting system. You will find instructions for voting by telephone or by the Internet, in the “Notice and Access” card we have provided and in the “Questions and Answers” section of the proxy statement. Please vote your proxy, then follow the instructions in the “Questions and Answers” section below.

By Order of the Board of Directors,

March 13, 2026	Douglas H. Liedberg Senior Vice President, Chief Legal and Human Resources Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 22, 2026.
The Proxy Statement and our 2025 Annual Report are available at www.dana.com/proxy.

Dana Incorporated
3939 Technology Drive
Maumee, Ohio 43537
2026 PROXY STATEMENT

QUESTIONS AND ANSWERS
The Board of Directors is soliciting proxies to be used at the Dana Incorporated Annual Meeting of Shareholders to be held virtually on Wednesday, April 22, 2026, beginning at 8:30 a.m., Eastern Time. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning March 13, 2026.
What is a proxy?
A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. Dana’s Board of Directors is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.
What is a proxy statement?
A proxy statement is a document the United States Securities and Exchange Commission (the SEC) requires to explain the matters, which you are asked to vote on by proxy and to disclose certain related information. This proxy statement and the accompanying proxy card were first mailed to the shareholders on or about March 13, 2026.
What is the purpose of the Annual Meeting?
At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting, including i) the election of directors; ii) an advisory vote on executive compensation; iii) ratification of the appointment of Dana’s independent registered public accounting firm; and iv) vote on the shareholder proposal to require an independent board chairman. Also, management will report on the state of Dana and respond to questions from shareholders.
What is the record date and what does it mean?
The record date for the Annual Meeting is February 23, 2026 (the Record Date). The Record Date was established by the Board of Directors as required by Delaware law. Holders of our common stock at the close of business on the Record Date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on the Record Date may vote at the meeting. On February 23, 2026, 109,556,506 shares of our common stock were outstanding, and accordingly, are eligible to be voted.
What are the voting rights of the holders of common stock?
Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

What is “Notice and Access” and why did Dana elect to use it?
We are making the proxy solicitation materials available to shareholders who hold shares electronically via the Internet under the Notice and Access rules and regulations of the SEC. On or about March 13, 2026, we mailed to such shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) in lieu of mailing a full set of proxy materials. Accordingly, our proxy materials are first being made available to our shareholders on or about March 13, 2026. The Notice includes information on how to access and review the proxy materials and how to vote via the Internet. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this method of delivery will decrease costs, expedite distribution of proxy materials to you and reduce our environmental impact. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting. Shareholders who received the Notice but would like to receive a printed copy of the proxy materials in the mail should follow the instructions in the Notice for requesting such materials.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How do I vote my shares?” below.
I share an address with another shareholder. Why did we receive only one set of proxy materials?
Dana may satisfy SEC rules regarding delivery of our proxy materials, including our proxy statement, or delivery of the Notice by delivering a single copy of these documents to an address shared by two or more shareholders. This process is known as “householding.” To the extent we have done so, we have delivered only one set of proxy materials or one Notice, as applicable, to shareholders who share an address with another shareholder, unless contrary instructions were received prior to the mailing date.
We undertake to deliver promptly upon written or oral request a separate copy of our proxy statement, our 2025 Annual Report and/or our Notice, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. To make such a request,
Internet www.proxyvote.com
Telephone 1-800-579-1639
Email sendmaterial@proxyvote.com
If requesting materials by e-mail, the control number found in the box marked by an arrow on the Notice and Access card will need to be provided in the e-mail request.
If your common stock is held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our 2025 Annual Report or the Notice, either now or in the future, please contact your brokerage or bank. If your brokerage or bank is unable or unwilling to assist you, please make such request using the contact information indicated above.
Shareholders sharing an address who are receiving multiple copies of proxy materials and who want to receive a single copy of our annual reports, proxy statements and/or our notices may do so by submitting a request using the contact information provided in this section.
How do I vote my shares?
If you are a registered shareholder of record as of February 23, 2026, as opposed to a street name holder, you will be able to vote in the following ways: by telephone, by the Internet, by mail, or during the Annual Meeting.
TO VOTE BY TELEPHONE: Call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. (ET), on April 21, 2026.
Use any touch-tone telephone to vote your proxy.
►	Make sure you have your proxy card, notice document or email that you received and follow the simple instructions provided.

(OR)
TO VOTE BY THE INTERNET: www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. (ET), on April 21, 2026.
►	Make sure you have your proxy card, notice document or email that you received and follow the simple instructions provided.
(OR)
TO VOTE BY MAIL:
►
If you received printed copies of the proxy materials by mail, you may mark, date and sign the enclosed proxy card and return it in the postage-paid envelope that was provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you submit a proxy to Dana before the Annual Meeting, the persons named as proxies will vote your shares as you directed. If no instructions are specified, the proxy will be voted: i) “FOR” all of the listed director nominees; ii) “FOR” approval of the advisory vote on executive compensation; iii) “FOR” ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm; and iv) “AGAINST” the shareholder proposal to require an independent board chairman.
You may revoke a proxy at any time before the proxy is exercised by:
(1)	delivering written notice of revocation to the Corporate Secretary of Dana at the Dana Law Department, 3939 Technology Drive, Maumee, Ohio 43537;
(2)	submitting another properly completed proxy card that is later dated;
(3)	voting by telephone at a subsequent time; or
(4)	voting by Internet at a subsequent time.
If you hold your shares in “street name,” you must provide voting instructions for your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares.
What is a quorum?
There were 109,556,506 shares of Dana’s common stock issued and outstanding on the Record Date. A majority of the issued and outstanding shares or 54,778,254 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.
Will my shares be voted if I do not provide my proxy?
For shareholders of record: If you are the shareholder of record and you do not vote by proxy card, by telephone or via the Internet, your shares will not be voted at the Annual Meeting.
For holders in street name: If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (NYSE) rules, your broker may vote shares held in street name on certain “routine” matters. The NYSE rules consider the ratification of the appointment of our independent registered public accounting firm to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you.
When a proposal is not a routine matter, such as the election of directors and the advisory vote on executive compensation and you have not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on a specific proposal.
What vote is required?
Proposal I - Election of Directors: If a quorum exists, the election requires a plurality vote of the shares present online or represented by proxy at the Annual Meeting and entitled to vote, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. As outlined in our Bylaws, regardless of this plurality vote, any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Board for consideration in accordance with the procedures set forth in the Bylaws. Our Nominating and Corporate Governance Committee will then evaluate the best interests of Dana and its shareholders and will recommend to the Board the action to be taken with respect to the tendered resignation. Following the Board’s determination, Dana will promptly publicly disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation. Broker non-votes will not be counted as eligible to vote and, therefore, will have no effect on the outcome of the voting.
Proposal II - Advisory Vote on Executive Compensation: The proposal represents an advisory vote and the results will not be binding on the Board or Dana. If a quorum exists, the affirmative vote of a majority of the shares present online or represented by proxy at the Annual Meeting and entitled to vote on the matter will constitute the shareholders’ non-binding approval with respect to our executive compensation programs. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the proposal and, therefore, will have no effect on the outcome of the voting on the proposal. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Proposal III – Ratification of the Appointment of the Independent Registered Public Accounting Firm: If a quorum exists, the proposal to ratify the appointment of the independent registered public accounting firm must receive the affirmative vote of a majority of the shares present online or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Brokers will have discretionary voting power to vote this proposal, so we do not anticipate any broker non-votes (described above).
Proposal IV – Independent Board Chairman: The shareholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the shareholder proponent. If a quorum exists, the shareholder proposal must receive the affirmative vote of a majority of the shares present online or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the proposal and, therefore, will have no effect on the outcome of the voting on the proposal.
Dana will vote properly completed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. No other matters are currently scheduled to be presented at the Annual Meeting. An independent third party, Broadridge Financial Services, will act as the inspector of the Annual Meeting and the tabulator of votes.
How do I participate in the virtual annual meeting?
All shareholders as of the Record Date, or their duly appointed proxies, may participate in the virtual Annual Meeting. Shareholders will be able to log into the virtual annual meeting platform beginning at 8:00 a.m. Eastern Time on Wednesday, April 22, 2026. To participate in the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/DAN2026 and enter your 16-digit control number as indicated on the Notice and Access card. Shareholders may submit questions either before or during the meeting.
Who pays for the costs of the Annual Meeting?
Dana pays the cost of preparing and printing the proxy statement and soliciting proxies. Dana will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Dana will use the services of D.F. King & Co., Inc., a proxy solicitation firm, at a cost of approximately $15,000 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Dana and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Dana will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Dana’s common stock.
How can shareholders propose business (other than nominations) for consideration by shareholders at the 2027 Annual Meeting of Shareholders?
Proposals to be Considered for Inclusion in Dana’s Proxy Materials – Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), we must receive shareholder proposals by November 13, 2026, to consider them for inclusion in our proxy materials for the 2027 Annual Meeting of Shareholders. A shareholder submitting a proposal for inclusion in our proxy materials must comply with Rule 14a-8.
Other Proposals for Consideration at the 2027 Annual Meeting – A shareholder who intends to propose an item of business at the 2027 Annual Meeting of Shareholders (not for inclusion in our proxy materials) must comply with the requirements set forth in our Bylaws. Under Dana’s Bylaws, our shareholders must provide advance notice to Dana in such cases. For the 2027 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on January 22, 2027 and no earlier than the open of business on December 23, 2026.

If Dana moves the 2027 Annual Meeting of Shareholders to a date that is more than 25 days before or after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., April 22, 2027), Dana must receive your notice no later than the close of business on the 10th day following the day on which notice of the meeting date is first distributed to shareholders or Dana makes a public announcement of the meeting date, whichever occurs first.
Under Dana’s Bylaws, the notice of proposed business must include a description of the business and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Dana’s Bylaws specifying the advance notice and additional requirements for submission of shareholder proposals are available on Dana’s website at www.dana.com.
How can shareholders nominate individuals for election as directors for consideration by shareholders at the 2027 Annual Meeting of Shareholders?
Director Nominations for Inclusion in Dana’s Proxy Materials (Proxy Access) – Pursuant to Dana’s Bylaws, a shareholder (or a group of up to 20 shareholders) who has continuously owned at least 3% of our shares for at least three years and has complied with the other requirements of our Bylaws may nominate and include in Dana’s proxy materials director nominees constituting up to 25% of Dana’s Board. Notice of a proxy access nomination for consideration at the 2027 Annual Meeting must be received no later than the close of business on November 13, 2026, and no earlier than the open of business on October 13, 2026.
Other Nominations for Consideration at the 2027 Annual Meeting – A shareholder who intends to nominate a person for election as a director at the 2027 Annual Meeting of Shareholders (other than under proxy access) must comply with the requirements set forth in our Bylaws. Under Dana’s Bylaws, our shareholders must provide advance notice to Dana in such cases. For the 2027 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on January 22, 2027 and no earlier than the open of business on December 23, 2026.
If Dana moves the 2027 Annual Meeting of Shareholders to a date that is more than 25 days before or after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., April 22, 2027), Dana must receive your notice no later than the close of business on the 10th day following the day on which notice of the meeting date is first distributed to shareholders or Dana makes a public announcement of the meeting date, whichever occurs first.
Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice for each nomination of a Director that includes the information required by Rule 14a-19 under the Exchange Act.
In All Cases – Whether a nomination is made under our proxy access bylaw or under our advance notice bylaw, a shareholder’s notice to nominate individuals for election to the Board of Directors must provide information about the shareholder and the nominee, as well as the written consent of the proposed nominee to being named in the proxy statement and to serve as a director if elected. Dana’s Bylaws specifying the proxy access, advance notice and additional requirements for submission of nominations are available on Dana’s website at www.dana.com.
Where should shareholders send proposals for business and director nominations for consideration at the 2027 Annual Meeting of Shareholders?
All shareholder nominations of individuals for election as directors or proposals of other items of business to be considered by shareholders at the 2027 Annual Meeting of Shareholders must be submitted in writing to our Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537.
How many of Dana’s directors are independent?
Dana’s Board of Directors has determined that six (6) of the eight (8) directors being nominated for re-election at the 2026 Annual Meeting of Shareholders are independent. For a discussion of the Board of Directors’ basis for this determination, see the section of this proxy statement entitled “Director Independence.”
Does Dana have a Code of Ethics?
Yes, Dana has Standards of Business Conduct for Employees, which applies to employees and agents of Dana and its subsidiaries and affiliates, as well as Standards of Business Conduct for Members of the Board of Directors. The Standards of Business Conduct for Employees and Standards of Business Conduct for Members of the Board of Directors are available on Dana’s website at www.dana.com.

Is this year’s proxy statement available electronically?
Yes. You may view this proxy statement and the proxy card, as well as the 2025 Annual Report, electronically by going to our website at www.dana.com/proxy and clicking on the document you wish to view, either the proxy statement and proxy card or annual report.
How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.
A copy of Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC, may be obtained without charge upon written request to the Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537.
The proxy statement and Dana’s annual report to shareholders are available on our website at www.dana.com/proxy.

EXECUTIVE OFFICERS
Following are the names and ages of the executive officers of Dana, their positions with Dana and summaries of their backgrounds and business experience. Our executive officers serve on Dana’s Executive Leadership Team. All executive officers are elected or appointed by the Board of Directors and hold office until the annual meeting of the Board of Directors following the annual meeting of shareholders in each year.

Name	Age as of February 23, 2026	Principal Occupation and Business Experience During Past 5 Years	Executive Officer
Byron S. Foster	57
Senior Vice President and President, Light Vehicle Systems (since July 2021), Senior Vice President and Chief Commercial, Marketing and Communications Officer (February 2021 to July 2021), Dana Incorporated. Prior to joining Dana, Mr. Foster was Chief Executive Officer at Shield T3, LLC (September 2020 to February 2021) and Executive Vice President, Seating at Adient plc (October 2016 to February 2019).
			2021 - Present
Timothy R. Kraus	57
Senior Vice President and Chief Financial Officer (since December 2021), Senior Vice President of Finance and Treasurer (January 2017 to December 2021), Vice President of Finance and Treasurer (December 2016 to January 2017), Dana Incorporated.
			2021 - Present
Douglas H. Liedberg	58
Senior Vice President, Chief Legal and Human Resources Officer and Corporate Secretary (since June 2025), Senior Vice President, General Counsel and Secretary, Chief Compliance and Sustainability Officer (January 2020 to June 2025), Senior Vice President, General Counsel and Secretary, Chief Compliance Officer (May 2017 to January 2020), Associate General Counsel (November 2008 to April 2017), Dana Incorporated.
			2017 - Present
R. Bruce McDonald	65
Mr. McDonald has served as interim Chairman of the Board of Directors, President and Chief Executive Officer of Dana Incorporated since November 2024. He also has served as a director on Dana’s Board of Directors since 2014. Previously, Mr. McDonald served as Chairman and Chief Executive Officer (October 2016 to June 2018), Adient plc, a global automotive supplier. Mr. McDonald was Executive Vice President and Vice Chairman (September 2014 to October 2016), Executive Vice President and Chief Financial Officer (2005 to September 2014), Assistant Chief Financial Officer (2004) and Vice President, and Vice President and Corporate Controller (November 2001 to 2005) of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions.
Mr. McDonald currently serves as chairman of the board of directors of Andrew Peller Limited. Mr. McDonald’s extensive experience as Chairman and CEO of a global automotive parts supplier as well as his former roles as Vice Chairman and Chief Financial Officer of a global manufacturer provides him with an informed understanding of the financial issues and risks that affect Dana. Additionally, Mr. McDonald’s international experience provides the Board with a global perspective helping our Board identify business opportunities and manage risks.
			2024 - Present
Brian K. Pour	54
Senior Vice President and President, Commercial Vehicle Systems (since July 2024), Dana Incorporated. Prior to joining Dana, Mr. Pour was President and Chief Executive Officer (September 2017 to July 2024) at Auria Solutions (a global supplier of automotive flooring, acoustical, thermal, and aerodynamic solutions).
			2024 - Present

Executive Compensation
Compensation Discussion and Analysis
Introduction
Our Compensation Discussion and Analysis (“CD&A”) provides information about the executive compensation philosophy, key principles and approaches the Company uses to determine the elements of compensation awarded to, earned by, and paid to, each of our named executive officers (“NEOs”) during 2025. This discussion offers context to the compensation disclosures included in the accompanying compensation tables and corresponding narrative discussion and footnotes below, and it should be read in conjunction with those disclosures.
Our NEOs for 2025 whose compensation is discussed in this CD&A and is included in the related tables are:

Name	Title
R. Bruce McDonald	Chairman of the Board, President and Chief Executive Officer (“CEO”)
Timothy R. Kraus	Senior Vice President and Chief Financial Officer
Byron S. Foster	Senior Vice President and President, Light Vehicle Systems
Brian K. Pour	Senior Vice President and President, Commercial Vehicle Systems
Douglas H. Liedberg	Senior Vice President, Chief Legal and Human Resources Officer and Corporate Secretary(1)

(1)	Mr. Liedberg assumed the role of Chief Human Resources Officer in June, 2025.
Executive Overview
2025 was a year of transition for Dana. We continue to execute a focused transformation to become a streamlined, high margin company dedicated to serving light and commercial vehicle customers with a full suite of traditional and electrified propulsion and energy management technologies. During the past year, the Company advanced this strategy through the divestiture of non-core operations, disciplined cost reduction initiatives and a strengthened commitment to delivering sustainable shareholder returns.
Following the sale of our Off-Highway business, we now operate as a more focused enterprise aligned around core light vehicle driveline, sealing, and thermal management products, as well as commercial vehicle systems. This refined market orientation enables Dana to concentrate resources on the segments where it holds strong competitive positions and where long-term secular trends support continued growth. This focus is embodied in our new vision “to become the world’s best powertrain company,” and our mission “to help customers enhance the performance of their vehicles.”
Dana’s operational priorities include driving efficiencies and expanding margins through our $325 million cost reduction program. These initiatives are designed to deliver durable, long-term value while enhancing the company’s financial flexibility. Dana remains committed to maintaining a strong balance sheet, targeting net leverage of approximately 1x over the business cycle to support continued investment and capital deployment.
Innovation remains central to Dana’s long-term growth strategy. The Company is accelerating the development of advanced propulsion and energy management solutions through a combination of traditional driveline technologies, electrodynamic systems, and industry-leading thermal and sealing capabilities. Capital allocation priorities continue to focus on funding organic growth opportunities, reducing debt and executing our previously announced $2 billion capital return plan through 2030. Additionally, we increased our per share dividend rate by 20% earlier this year.
Strategic and Financial Accomplishments
We delivered on several key strategic commitments and achieved significant financial milestones that advanced our transformation.
►	We completed the sale of our Off-Highway business to Allison Transmission for $2.7 billion, a transaction valued at 7.5 times the business’s 2025 adjusted EBITDA.
►
We reported 2025 sales of $7.5 billion and adjusted EBITDA of $610 million, or 8.1% of sales. The Company realized $248 million of cost savings during the year, exceeding initial expectations. Adjusted free cash flow was $331 million, the highest level generated since 2013.

►
Shareholder returns were a significant component of our 2025 goals. The Company returned $704 million to shareholders, including the repurchase of 34 million shares, representing 23% of shares outstanding. In early 2026, we completed $1.9 billion of debt reduction, supported by proceeds from the Off-Highway divestiture, strengthening our balance sheet and enhancing long term strategic flexibility. Dana’s share price increased from $11.56 on December 31, 2024 to $23.76 on December 31, 2025.

►
We continued to build our future growth pipeline, announcing a three-year new business backlog of approximately $750 million driven by new program awards and the expansion of existing vehicle platforms.

Dana’s Compensation Philosophy
The objectives of our executive compensation program are to retain, attract, motivate and reward our senior leaders in the successful execution of our strategy. The program is designed to balance short-term performance with long-term growth, offering compensation and benefits that are competitive with executive compensation arrangements provided to executive officers at similar levels at comparably sized companies with whom we compete for talent. Dana’s executive compensation philosophy is reviewed annually by the Compensation Committee, with a focus on the following key goals:

✓
Reward performance – A substantial percentage of executive pay is performance-based and therefore at risk. Our pay programs reflect our “pay-for-performance” culture that aligns incentives with shareholder interests.
	✓	Drive ownership mentality – We require executives to personally invest in Dana’s success through stock ownership guidelines that require executives to own a significant amount of our stock.
✓
Emphasize long-term incentive compensation – We share a portion of the value created for shareholders with those responsible for the results through our performance-based long-term incentive compensation plans. Performance Shares reward executives for delivering long-term profitability and cash flow performance.
✓
Retain, reward and attract the best talent to achieve superior results – To consistently outperform our competitors, it is crucial that we retain and recruit superior talent capable of driving superior results. We have structured our compensation program to motivate and reward these results.

Dana’s Executive Compensation Practices
Dana’s executive compensation program features many best practices that serve shareholder interests.

	What We Do		What We Don’t Do
►	Base half of our long-term compensation on the achievement of objective, pre-established goals tied to financial, operational, and strategic measures.	►	No excise tax gross ups.
►	Award incentive compensation based on objective measures.	►	No excessive perquisites.
►	Apply leading practice stock ownership guidelines.	►	No hedging or pledging of Dana stock.
►
Maintain a robust clawback policy, compliant with rules established by the SEC and NYSE, to recapture unearned incentive payments in the event of a restatement of our financial results, in addition to the ability to recoup equity awards if an executive engages in detrimental activities.
		►	No excessive change-in-control or executive severance provisions.
►	Retain an independent compensation consultant.	►	No payment of dividends or dividend equivalents on unvested awards.
►	Include double-trigger vesting of severance payments upon a change in control.	►	No enhanced benefits for retirements.

Say on Pay and Shareholder Engagement
At the 2025 Annual Meeting of Shareholders, 79% of votes cast were in favor of our executive compensation program. The Compensation Committee considered the Say on Pay vote and other factors explained in our CD&A in evaluating the effectiveness of our executive compensation program, approving changes and other refinements to elements of our program to ensure the continued alignment of Dana’s strategy and business goals with shareholders’ long-term interests. Changes to the executive compensation program are described in further detail later in this discussion and analysis and include:
►	Enhancing our guidelines for share ownership, increasing ownership multiples for senior vice presidents and establishing guidelines for all other equity plan participants
►
Instituting double-trigger vesting beginning in 2025 for restricted stock units and performance share units awarded to all equity plan participants in the event of a change in control (except for restricted stock units awarded to Mr. McDonald whose vesting conditions following a change in control are governed by his offer letter)

►
Placing a greater emphasis on long-term value creation by adjusting the 2026 long-term incentive plan equity mix for senior executives from 50% performance share units and 50% restricted stock units to 60% performance share units and 40% restricted stock units

►
Modifying our 2026 long-term incentive plan design, shifting Relative TSR from a performance metric to a performance modifier, allowing more weight to be placed on Pre-tax Return on Invested Capital and Free Cash Flow performance

We maintain an on-going dialogue with our shareholders and welcome feedback regarding our executive compensation program.
Relationship Between Dana’s Pay and Performance
Compensation Peer Group
One of the factors our Compensation Committee uses in setting executive compensation is an evaluation of how our target compensation and benefits levels compare with those of similarly situated executives at companies that comprise our executive compensation peer group (Peer Group). Dana’s philosophy for senior executive pay, including NEO pay, is to target the median of our Peer Group and general industry market data as provided by the Compensation Committee’s independent compensation consultant. In addition to market data, other factors, such as criticality of role, an individual’s experience and tenure in the role, and job responsibilities and performance are also considered when making recommendations and decisions on compensation.
The Peer Group used for benchmarking executive pay for all NEOs is made up of companies that:
►
are of similar size as measured primarily by annual revenue (and secondarily, where possible, market capitalization and enterprise value), with a range of approximately 1/3rd to 3x Dana’s size that results in a median size close to Dana’s;

►
are in direct and adjacent industries where Dana competes for talent with industry specific knowledge, customers and capital including automotive parts and equipment, industrial machinery and supplies, tires and rubber, construction machinery and heavy transportation equipment, and electrical components and equipment;

►	have similarly complex operational attributes as Dana focusing on similar products, distribution channels and end markets.
The Peer Group is reviewed annually by the Compensation Committee and modifications are made to ensure each company in the group meets the above comparison criteria. The 18 companies shown in the table below comprised our 2025 Peer Group:

Adient plc	Ingersoll-Rand Inc.
Allison Transmission Holdings, Inc.	LCI Industries
American Axle & Manufacturing Holdings, Inc.	Lear Corporation
Aptiv PLC	Oshkosh Corporation
BorgWarner Inc.	PHINIA INC.
Dover Corporation	Rockwell Automation, Inc.
Garrett Motion Inc.	Terex Corporation
The Goodyear Tire & Rubber Company	The Timken Company
Illinois Tool Works Inc.	Visteon Corporation

As a result of the announcement to divest Dana’s Off-Highway business, the Compensation Committee elected to modify the 2025 Peer Group. Eaton Corporation plc, Emerson Electric Co., Flowserve Corporation, Fortive Corporation, Parker-Hannifin Corporation and

Trane Technologies plc were removed from the Peer Group due to differences in size, business focus, industry relevance and anticipated transactions (in the case of Flowserve Corporation and Fortive Corporation). Garret Motion Inc. and PHINIA INC. were added to the Peer Group to better reflect the Company’s go-forward profile.
2025 Compensation at a Glance
Due to the interim nature of his role as Chairman and CEO, Mr. McDonald does not participate in Dana’s annual bonus plan and does not receive performance-based long-term incentives. Mr. McDonald’s compensation is described later in this CD&A and related disclosures.
To align pay levels for our other NEOs with Dana’s performance, our pay mix places the greatest emphasis on performance-based incentives. A significant majority of our other NEO’s target compensation is performance-based and is at risk. The chart below illustrates the distribution of 2025 total direct compensation (i.e., base salary, target bonus and target long-term incentives) reflecting the significance of long-term and at-risk compensation for our other NEOs.

Elements of the 2025 Executive Compensation Program
Our annual executive compensation program has three primary pay components: base salary, annual performance-based cash bonuses and long-term equity incentives. We also offer retirement and additional benefits described later in this CD&A.

COST TO DANA	ELEMENT	KEY CHARACTERISTICS		WHY WE PAY THIS ELEMENT		DETERMINING FACTORS
FIXED	Base salary	►	Fixed compensation payable in cash. Reviewed annually and adjusted when appropriate.	►	Provide base level of competitive cash compensation for retaining and attracting executive talent.	►	Experience, job scope, market data and individual performance.
VARIABLE	Annual cash incentive award	►	Variable compensation payable in cash based on performance-related financial and individual goals.	►	Incentivize high performance levels and reward short-term consolidated and individual performance.	►
80% of the annual cash incentive is based on three financial equally weighted performance metrics (Adjusted EBITDA, Pre-tax Unlevered Free Cash Flow and Run Rate Cost Reduction) aligned with the annual operating plan, and 20% on team performance goals tied to the delivery of strategic objectives.

	Performance stock units (PSUs)	►	PSUs vest after a three-year performance period based on achieving financial and shareholder return metrics.	►	Align the interests of senior executives with those of shareholders around long-term value creation and executive talent retention.	►	Target awards based on job scope, market data and individual performance.
				►	Minimize short-term risk-taking behaviors in the interest of positive long-term results.	►
Payouts are earned based on performance associated with specified growth-based financial metrics (Pre-tax Return on Invested Capital (40% weighting) and Pre-tax Unlevered Free Cash Flow growth (40% weighting)) relative to initial baseline targets, and Relative Total Shareholder Return over a three-year period (20% weighting).

	Restricted stock units (RSUs)	►	RSUs generally vest ratably on the first, second and third anniversary of the grant date.	►	Increase long-term equity ownership and focus executives on providing shareholders with superior investment returns.	►	Target award based on job scope, market data and individual performance.
				►	Vesting terms and ownership guidelines promote retention and a strong linkage to the long-term interests of shareholders.

Base Salary
We provide base salaries to compensate our NEOs for their primary roles and responsibilities, and to provide a stable level of annual compensation. Actual NEO salary levels and increases, where applicable, vary based on the NEO’s role, level of responsibility, experience, individual performance, future potential and market value. In addition, salary increases may be warranted because of a promotion or change in responsibilities.
No changes were made to base salaries for our NEOs for 2025 reflecting the announced sale of Dana’s Off-Highway business and a resulting evaluation of the Company’s enterprise strategy. Annualized base salaries for our NEOs are shown in the table below.

NEO	2024 Salary	2025 Salary	Percent Increase
R. Bruce McDonald	$1,300,000	$1,300,000	—%
Timothy R. Kraus	$800,000	$800,000	—%
Byron S. Foster	$660,000	$660,000	—%
Brian K. Pour	$625,000	$625,000	—%
Douglas H. Liedberg	$620,000	$620,000	—%

Annual Performance-Based Cash Incentive
The Dana Annual Incentive Plan (“AIP”) is a cash-based annual bonus plan intended to motivate and reward employees based on Dana’s consolidated financial results and team performance goals that drive shareholder value.
The AIP covers approximately 1,730 employees, including our NEOs, with the exception of Mr. McDonald who does not participate in the AIP. At the beginning of each year, the Compensation Committee reviews and approves an annual cash bonus target for each NEO as a percentage of base salary for the plan year. The NEOs may earn from 0% to 200% of their target incentive opportunity. The annual incentive payout is weighted 80% to consolidated financial metrics and 20% to team performance goals focused on driving strategic priorities of the business.
The 2025 AIP target payout opportunities with respect to our NEOs are shown in the table below. No changes were made to the target opportunities for our NEOs for 2025.

NEO	AIP Target Opportunity (% of Base Salary)
Timothy R. Kraus	100%
Byron S. Foster	75%
Brian K. Pour	75%
Douglas H. Liedberg	75%

2025 AIP performance was based on the results of the four key metrics shown in the table below. The plan was designed to reward the achievement of performance goals at the consolidated and senior leadership team levels. In fact, each of the three financial performance metrics are intended to incentivize profit and free cash flow growth and are key value drivers of our business. The respective weights assigned to each financial performance metric are shown in the table and reflect the equal importance of each metric in driving the achievement of our 2025 financial objectives.

Annual Incentive Plan Metrics	2025 Weighting
Financial Performance Metrics
Adjusted EBITDA	1/3rd	}	80%
Pre-tax Unlevered Free Cash Flow	1/3rd
Run Rate Cost Reduction	1/3rd
Team Performance Goals			20%

The Adjusted EBITDA and Adjusted Free Cash Flow measures used in our publicly reported financial results form the basis of the Adjusted EBITDA and Pre-tax Unlevered Free Cash Flow performance metrics that are components of our AIP. Adjustments to EBITDA generally include equity grant expense, restructuring expense, non-service cost components of pension and other post-retirement benefits costs and other adjustments not related to our core operations (e.g., gains or losses on debt extinguishment, pension settlements, divestitures and impairments, etc.). Adjusted Free Cash Flow is modified to remove interest and tax impacts in order to determine Pre-tax Unlevered Free Cash Flow performance. Additional adjustments to Pre-tax Unlevered Free Cash Flow may include items such as divestitures, discretionary pension contributions, or other similar factors. Run Rate Cost Reduction, defined as the permanent reduction of operating costs at full run rate by the start of 2026, was added as a performance metric for the 2025 plan year, replacing Net New Business, and was meant to drive efficiency through the organization, resulting in significantly improved profit margins and cash flows. For the purpose of calculating the annual incentive award, an adjustment is made to remove the effects of currency exchange rate fluctuations on Adjusted EBITDA and Pre-tax Unlevered Free Cash Flow, which may have a significant impact on our financial results given our global footprint, and which is not within management’s control.
Company Financial Metrics (80% of AIP Award)
To determine whether annual incentive awards are earned, performance is measured against a specified target for each individual metric. Metric targets were based on achieving a level of performance which, at the time, was anticipated to be challenging but attainable. The threshold level was set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring significant achievement and reflecting performance at which the Compensation Committee believed a 200% target award would be warranted.
AIP Performance
Weighting, target performance, actual performance and the payout associated with each of the 2025 AIP metrics are shown in the table below. Metric weightings and performance ranges approved by the Compensation Committee are intended to complement the rigor inherent in our business planning and target-setting processes by further incentivizing the attainment of exceptional performance outcomes.

AIP Performance Metrics	Weight	Threshold	Target	Maximum	Actual	Payout (% of Target)
Adjusted EBITDA	1/3rd	$545M	$585M	$650M	$655M	200%
Pre-tax Unlevered Free Cash Flow	1/3rd	$345M	$375M	$405M	$410M	200%
Run Rate Cost Reduction	1/3rd	$200M	$240M	$300M	$325M	200%
Weighted Payout for Financial Metrics						200%

Team Performance Goals (20% of AIP Award)
With the Company undergoing significant change and to emphasize the urgency required to drive the execution of critical objectives, the Compensation Committee approved a focused set of team goals for the 2025 AIP against which performance would be measured and payouts earned for all senior leadership team members, including the NEOs, except for Mr. McDonald who does not participate in the AIP. The team goals consist of key strategic objectives including completing the divestiture of Dana’s Off-Highway business, successfully consolidating and integrating the Company’s business segments and developing a new long-range operating plan for the new organization reflecting top line growth strategies and enhanced profitability and returns on investment. NEOs can earn an award under the team goals component of the AIP ranging from 0% to 200%.
The Compensation Committee reviewed the outcomes for the team performance goals, determining that each was successfully exceeded, and approved the maximum payout of 200% to Messrs. Kraus, Foster, Pour and Liedberg. As noted above, Mr. McDonald does not participate in the AIP.
2025 Annual Incentive Plan Results
The annual incentive payments for our NEOs under the 2025 AIP, based on financial and team performance described above, are shown in the following table.

NEO	2025 Award
Timothy R. Kraus	$1,600,000
Byron S. Foster	$990,000
Brian K. Pour	$937,500
Douglas H. Liedberg	$930,000

The performance and payout range (threshold, target and maximum incentive opportunity) of annual cash incentives for each of our NEOs is provided in the table titled “Grants of Plan-Based Awards”. The actual award paid, as shown in the table above, is also provided in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.
Long-Term Incentive Program
We believe that Dana’s long-term performance is driven through an ownership culture that rewards executives for creating and maximizing shareholder value. Our Long-Term Incentive Program (“LTIP”) provides participants, including our NEOs, with incentive awards that serve an important role by balancing short-term goals with long-term shareholder value creation while minimizing risk-taking behaviors that could negatively affect long-term results.
The Compensation Committee approves the amount of the annual long-term incentive award, which is based on a percentage of the NEO’s base salary. Each NEO’s award opportunity is based on a target dollar value (determined prior to the beginning of the performance period) assigned to his or her position based on market comparisons for similar positions, using both Peer Group and general industry market data. Following its market data review for 2025, the Compensation Committee approved increases to the LTIP target opportunities for Mr. Kraus (from 300% to 325% of base salary) and Mr. Foster (from 240% to 300% of base salary) to maintain appropriate positioning within the range of compensation peers and reflecting the criticality of their respective roles in the execution of the Company’s strategic objectives (e.g., completing the divestiture of the Off-Highway business and the consolidation of the Light Vehicle and Power Technologies segments). Mr. McDonald received an award of restricted stock unit (“RSUs”) under the terms of his amended and restated employment agreement as Chairman and CEO in 2025, described in the “Summary Compensation Table”.
The 2025 LTIP award was delivered through two vehicles, one half of the total target value in the form of performance share units (“PSUs”) and the other half through RSUs. We believe both PSUs and RSUs are forms of performance-based incentive compensation because (i) PSUs vest based on performance against financial metrics associated with profitability, cash flow and shareholder return consistent with our long-term financial and strategic objectives while providing direct alignment with shareholder interests and (ii) the value of RSUs fluctuates based on stock price performance.
Performance Shares
The LTIP is designed to provide PSUs to a select group of senior executives, including our NEOs, with the exception of Mr. McDonald, whose award as Chairman and CEO, as outlined in his Amended & Restated CEO Agreement, consisted of receiving only a grant of RSUs due to the interim nature of his appointment, precluding him from participation over the full performance period.
PSUs are tied to the achievement of financial performance measures, Pre-tax Return on Invested Capital (40% weighting), Pre-tax Unlevered Free Cash Flow (40% weighting), and Total Shareholder Return relative to select constituents of the S&P 1500 Autos & Components index (“Relative TSR”) (20% weighting). The free cash flow metric was retained in both the short and long-term plans because of the importance this metric plays in the successful execution of our strategy. Each metric is measured over a three-year performance period (2025-2027) and PSUs can be earned from 0% to 200% of target opportunity. This combination of metrics incentivizes performance associated with profitability, cash flow and shareholder return and is intended to drive execution of our long-term financial and strategic objectives while aligning with investor interests. The value of performance shares is also tied to Dana’s stock price performance, which further aligns the executives’ interests with those of shareholders. The Compensation Committee approved the prospective accrual of dividend equivalent units (“DEUs”) on all outstanding PSUs beginning in 2025. These DEUs are subject to the same vesting conditions as the underlying awards.
The table below shows the PSU metric targets in accordance with the 2025 LTIP over the three-year performance period.

Performance Metrics	Weight	Threshold	Target	Maximum
Pre-tax Return on Invested Capital	40%
► 2025 Performance Year		9.7%	11.3%	13.8%
► 2026 Performance Year		80% of Target	2025 Actual Result plus 150bps	120% of Target
► 2027 Performance Year		80% of Target	2026 Actual Result plus 150bps	120% of Target
Pre-tax Unlevered Free Cash Flow	40%
► 2025 Performance Year		$345M	$375M	$405M
► 2026 Performance Year		80% of Target	2025 Actual Result + greater of plus-10% or $25M	120% of Target

Performance Metrics	Weight	Threshold	Target	Maximum
► 2027 Performance Year		80% of Target	2026 Actual Result + greater of plus-10% or $25M	120% of Target
Relative TSR (percentile)	20%	25th	50th	75th
Payout %		50%	100%	200%

The 2025 target PSU opportunities for the NEOs are shown in the table below:

NEO	2025 PSU Target Award Opportunity (# shares)
Timothy R. Kraus	79,608
Byron S. Foster	60,624
Brian K. Pour	43,057
Douglas H. Liedberg	40,814

Restricted Stock Units
The other half of the LTIP design consists of RSU awards. We use RSUs to motivate and reward executives for improving long-term stock value and to serve as a retention tool. RSUs are generally granted in February to approximately 110 senior management employees, including our NEOs, and vest ratably on the first, second and third anniversary of the grant date, provided the recipient remains employed by Dana when the awards vest. RSUs awarded to Mr. McDonald upon being extended as Chairman and CEO vest on the one-year anniversary of the grant date and are subject to continued service as the CEO or as a member of the Board and the terms of the applicable equity compensation plans and documents (see “CEO Employment Agreements” section later in this document for additional details). The RSUs awarded in 2025 to the NEOs are shown in the table below.

NEO	Number of RSUs Awarded in 2025
R. Bruce McDonald	183,741
Timothy R. Kraus	79,608
Byron S. Foster	60,624
Brian K. Pour	43,057
Douglas H. Liedberg	40,814

Equity awards granted to each of our NEOs are shown in the “Grants of Plan-Based Awards” table and “Summary Compensation Table” below.
2023 Performance Share Plan
December 31, 2025 marked the end of the three-year performance period for the 2023 PSUs. The performance metrics, performance payout ranges, and target growth criteria for these awards were set and approved by the Compensation Committee in February 2023.
Under the 2023 LTIP, the number of performance shares that vest and could be earned by the NEOs (other than for Mr. McDonald and Mr. Pour as neither Mr. McDonald nor Mr. Pour were provided any 2023 PSUs) was based on the level of achievement associated with two Company financial metrics, Adjusted EBITDA and Adjusted Free Cash Flow, and a third performance metric, Relative Total Shareholder Return (“TSR”) compared to a peer group index. The initial performance targets for Adjusted EBITDA and Adjusted Free Cash Flow were established by the Compensation Committee at the beginning of the three-year performance period in alignment with our 2023 operating plan. Targets for the second year of the performance period were set based on the actual performance of the prior year by applying a predetermined level of growth for each metric in the following year. Targets for the third year of the performance period were set to reflect the same predetermined level of growth after accounting for the impact of the Off-Highway divestiture on plan metrics. In each year of the plan, measurement against that year’s targets determined the number of performance shares earned during the year and banked for distribution at the end of the performance period. Target Relative TSR was also established at the beginning of the performance period, with Company TSR performance relative to the performance of the S&P 1500 Autos & Components index at the end of the performance period determining the number of performance shares earned for the metric.

The table below summarizes the results of the 2023 performance share plan.

	2023-2025 Targets				Actual Performance	Percentage Achievement
Performance Metrics	Weight	Threshold	Target	Maximum
Adjusted EBITDA	40%
► 2023 Performance Year		$640M	$800M	$960M	$837M	16.4%
► 2024 Performance Year		$706M	$882M	$1,058M	$886M	13.6%
► 2025 Performance Year		$406M	$508M	$610M	$663M	26.7%
Adjusted Free Cash Flow	40%
► 2023 Performance Year		($95)M	$25M	$85M	($99)M	0.0%
► 2024 Performance Year		($89)M	($74)M	($59)M	$32M	26.7%
► 2025 Performance Year		($211)M	($176)M	($141)M	$242M	26.7%
Relative TSR (percentile)	20%	25th	50th	75th	86th	40.0%
Weighted Payout:						150.0%

NEO	Performance Shares Target Award (# shares)	Performance Share Payout (# shares)
Timothy R. Kraus	62,155	93,232
Byron S. Foster	42,359	63,538
Douglas H. Liedberg	54,606	81,909

2026 Incentive Plan Enhancements
In response to investor feedback, to drive the execution of the Company’s strategy and to strengthen the alignment of our compensation program with shareholder’s interests, the Compensation Committee approved several changes to its 2026 incentive plans. The 2026 AIP was modified with the removal of the Run Rate Cost Reduction metric, shifting to two financial metrics of equal weight: Working Capital Intensity (replacing the Pre-tax Unlevered Free Cash Flow metric) and Adjusted EBITDA to drive near-term margin expansion and enhancing cash flow generation through working capital improvement. As mentioned in the “Executive Overview” section above, the 2026 LTIP design was also changed in several ways. First, by shifting Relative TSR from a performance metric to a performance modifier, allowing more weight to be placed on Pre-tax Return on Invested Capital and Free Cash Flow performance. Second, adjusting the equity mix for senior executives from 50% performance share units and 50% restricted stock units to 60% performance share units and 40% restricted stock units, placing a greater emphasis on long-term value creation.
Other Elements of Compensation
To remain competitive with other companies and to retain, attract and motivate highly talented executives, we provided certain other benefits to our NEOs in 2025, including health, wellness and retirement benefits.
Executive Perquisites
We do not offer significant individual perquisites to our NEOs such as car allowances, club memberships, and tax and financial planning. Mr. McDonald was provided certain living expenses as described in the footnotes to the “Summary Compensation Table” due to the interim nature of his assignment.
Health and Welfare – Wellness Benefits
We provide other benefits such as medical, dental, life insurance, accidental disability and dismemberment insurance, short-term disability and long-term disability to our NEOs, which are also provided to all eligible U.S.-based salaried employees. Eligible employees can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package. Our NEOs and certain other manager-level employees may also purchase supplemental long-term disability insurance.
As part of our employee health and wellness benefit initiatives, we provide an executive physical program to certain executives, including our NEOs, in which we strongly encourage participation. The benefit provides an annual routine wellness examination and comprehensive physical at a cost to Dana of approximately $2,500 per executive with a slightly higher cost for initial participation.

Retirement Benefits
We maintain a tax-qualified, “safe harbor” 401(k) plan for our employees, including the U.S.-based NEOs. Eligible participants may make voluntary contributions to the plan up to Internal Revenue Code limits. Dana makes both matching contributions and a fixed contribution to each eligible employee’s 401(k) plan account. We match 100% of the employee’s contributions up to 3% of compensation and 50% of the employee’s contributions from 3% to 5% of compensation, providing a maximum employer match of 4% of compensation to an employee. We give a company fixed contribution equal to 2% of each eligible employee’s compensation.
We provide a non-qualified savings plan (Restoration Plan), to which we credit amounts to participants, including our NEOs, that we would have otherwise provided as matching and fixed contributions under the 401(k) plan if IRS statutory limits on 401(k) plan contributions had not been applicable.
We also administer a non-qualified defined contribution supplemental executive retirement plan (SERP) for certain executives, including Mr. Liedberg. The SERP was modified in 2025 to close the plan to new participants and to cease further contributions.
How We Make Compensation Decisions
Role of the Compensation Committee and Chairman and CEO
The Compensation Committee of the Board of Directors assists the Board in fulfilling its obligations related to the compensation of Dana’s executive officers and, in general, with respect to compensation and benefits programs relating to all employees. Our current Compensation Committee consists of a chair and independent directors who are appointed annually by the Board. Under its Charter, the Compensation Committee must have a minimum of three members who meet the requirements for independence as set forth by the SEC, the NYSE and our Standards of Director Independence. Members of the Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3.
Bridget E. Karlin served as Chair of the Compensation Committee during 2025. The other members of the Compensation Committee serving in 2025 included Christian A. Garcia (prior to his resignation from the Board), Ernesto M. Hernández and Michael J. Mack, Jr.
The Compensation Committee’s responsibilities include, but are not limited to:
►	Reviewing our executive compensation philosophy and strategy;
►	Participating in the performance evaluation process for our Chairman and CEO;
►	Setting base salary and incentive opportunities for our Chairman and CEO and other senior executives;
►	Establishing the overarching pay philosophy for Dana’s management team;
►
Establishing incentive compensation and performance goals and objectives for our executive officers and other eligible executives and management, and determining whether performance objectives have been achieved; and

►	Recommending employment and severance agreements for our Chairman and CEO and other senior executives to the Board.
The Compensation Committee holds executive sessions without the presence of any member of executive management, including the NEOs, typically to discuss compensation matters pertaining to the Chairman and CEO. Each year, the Committee reviews the performance and total compensation package of our NEOs and reviews and establishes each NEO’s total target and actual compensation for the current year including base salary, annual bonus opportunities and long-term incentive awards.
Our Chairman and CEO is responsible for making recommendations to the Compensation Committee regarding base salary and incentive opportunities for the NEOs other than with respect to his own compensation.
Compensation decisions are made by the Compensation Committee using its sole judgment. The Compensation Committee focuses primarily on each NEO’s performance against his or her financial and strategic objectives, Dana’s overall performance, and a business unit’s performance where applicable, while reserving authority to make decisions based on overall business performance, conditions and challenges.
Role of the Independent Compensation Consultant
The Compensation Committee’s charter states the Committee may retain outside compensation consultants, legal counsel or other advisors. Following a request for proposal process, Meridian Compensation Partners, LLC (Meridian) was engaged as the independent compensation consultant by the Committee to advise it on certain compensation matters after the completion of the Committee’s April 2025 meeting. The Committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing.

In connection with the Compensation Committee’s engagement of Meridian, the Committee considered factors relevant to Merdian’s independence, including the six factors specified by NYSE rules, and determined that Meridian’s work does not raise any conflicts of interest. The Committee requested Meridian’s advice on a variety of issues, including compensation strategy, market comparisons, review of our Peer Group, executive pay trends, stock ownership guidelines, compensation best practices and potential compensation plan designs and modifications.
The Compensation Committee’s former independent compensation consultant provided the Peer Group and general industry compensation data to management and the Compensation Committee, and it was used as a frame of reference for establishing compensation targets for base salary, annual bonus and long-term incentives for our NEOs in 2025.
Meridian provided no additional services for Dana in 2025 other than those services provided for the Compensation Committee mentioned above.
Compensation Policies and Practices
Dana’s Stock Ownership Guidelines
Participants in the LTIP, including our NEOs, must comply with stock ownership guidelines that require ownership of a significant number of shares of our common stock. The stock ownership guidelines are calculated based on a multiple of annual base salary and the average stock price during the prior calendar year. To strengthen alignment with shareholders by reinforcing an ownership mindset amongst plan participants, the Compensation Committee approved an increase in the multiple for Senior Vice Presidents from 1x to 2x and established guidelines for all other participants as shown in the table below.
In determining that the ownership requirements are satisfied, we generally include RSUs that have been granted and any shares owned outright by the executive. Unearned performance shares are not counted in determining stock ownership for this purpose. Executives generally have five years beginning from date of hire or promotion into an applicable role in which to attain compliance. The sale of shares acquired upon vesting of awards is restricted until the ownership requirements, shown below, have been met.

Title	Ownership as a Multiple of Base Salary
Chairman and CEO	8x
Chief Financial Officer	5x
Other Executive Officers	3x
Other Senior Vice Presidents	2x
Vice Presidents	1x
Senior Directors and Directors	½x

All NEOs exceeded, met or were on track to meet their 2025 ownership requirement as established under our guidelines.
Clawback Policy
To mitigate risk to Dana of awarding certain of its executives, including its NEOs, incentive compensation based on financial results that are subsequently restated, the Compensation Committee adopted a revised clawback policy in 2023, in compliance with rules set by the SEC and the NYSE requiring the clawback of incentive compensation (Clawback Policy). The Clawback Policy provides that the Compensation Committee will act to recoup incentive compensation paid to the Company’s executives and certain other officers determined to have been paid in excess or in error based on the restated results. The policy can be found as an exhibit to Dana’s Annual Report on Form 10-K for the year ended December 31, 2025. The revised Clawback Policy has not been triggered following its adoption in 2023. In addition, equity awards issued pursuant to the 2021 Omnibus Incentive Plan include clawback provisions allowing the Board to require forfeiture of unvested awards and recoupment of issued awards in the event an executive engages in certain types of detrimental activity.
Hedging and Pledging of Dana Stock
Under the terms of our “Insider Trading Policy”, non-employee Directors, officers and certain employees are not permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in Dana’s stock price. Similarly, directors, officers and certain employees may not enter into hedging transactions in Dana’s stock. Such transactions include, but are not limited to, short sales as well as any hedging transactions in derivative securities (e.g., puts, calls, options, swaps, forward contracts or collars) or other speculative transactions relating to Dana’s stock. Pledging of Dana’s stock is also prohibited.

Equity-Based Grant Practices
Under our equity-based grant practices, we make regular equity-based grants to eligible employees, including our NEOs, in the first quarter of the calendar year at a regularly scheduled meeting of the Compensation Committee. We also may award equity-based grants during the year to newly hired executive officers as part of their compensation package or to executives based on a promotion during the year. In the case of equity-based grants to newly hired employees who may be officers subject to Section 16 of the Exchange Act, including NEOs, the grants are authorized by the Compensation Committee.
Mitigation of Potential Risk in Pay Programs
The Compensation Committee has reviewed our compensation policies and practices and determined that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on Dana. To avoid excessive risk-taking behaviors, Dana has put in place several mechanisms, including, but not limited to:
►	Stock ownership guidelines;
►	Caps on annual incentive payouts;
►	Financial performance-based annual incentive program;
►	Long-term incentive awards that are delivered in the form of equity;
►	Mix of multiple types of awards and performance assessment periods;
►	Use of multiple metrics and performance periods to determine annual and long-term incentive payouts; and
►	Clawback and anti-hedging and pledging policies.
Severance Arrangements
We administer an executive severance plan (“Executive Severance Plan”) and a double-trigger change in control severance plan (“Change in Control Severance Plan”) in which our NEOs participate. The Change in Control Severance Plan provides cash severance benefits as a result of a qualifying termination of employment after a change in control. These arrangements provide certainty to both Dana and the former executive as to their rights and obligations to each other, including restrictive covenants and non-compete agreements. Mr. McDonald does not participate in our Executive Severance Plan or our Change in Control Severance Plan. The terms of Mr. McDonald’s employment, including any severance or change in control provisions, are governed by his offer letter.
Executive Severance Plan
The Executive Severance Plan provides severance compensation to eligible executives, except for Mr. McDonald, including our NEOs whose employment is involuntarily terminated other than by reason of death, disability or cause prior to a change in control.
Change in Control Severance Plan
The Change in Control Severance Plan provides severance benefits to eligible executives whose employment is involuntary terminated as a result of a change in control. Each of our NEOs, except for Mr. McDonald, is eligible to participate in the plan. We believe that such a plan helps to both retain and attract executives by reducing the personal uncertainty that arises from the possibility of a future business combination or restructuring. Dana believes that the Change in Control Severance Plan helps to increase shareholder value by encouraging executives to consider change in control transactions that are in the best interest of Dana and its shareholders, even if the transaction may ultimately result in termination of their employment. The plan contains a double-trigger provision (i.e., termination of employment after a change in control) for the vesting of equity awards and for distributing severance payments in the event of any change in control. No excise tax gross-up is provided under this plan.
Additional information on the terms and conditions of these plans as they relate to our NEOs is described in the section entitled “Potential Payments and Benefits upon Termination or Change in Control” below.
Impact of Accounting and Tax Treatments
Internal Revenue Code Section 162(m)
Generally, Section 162(m) limits the deductibility of compensation paid to our covered executive officers in excess of $1 million per year. Tax deductibility is only one of several factors the Compensation Committee may consider in evaluating the Company’s executive compensation program and its effectiveness in retaining, attracting, motivating and rewarding its senior leaders.

Accounting for Stock-Based Compensation
We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC 718, Compensation – Stock Compensation. Further information about this accounting treatment can be found in Notes 1 and 11 to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2025.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.
Compensation Committee
Bridget E. Karlin, Chairperson
Ernesto M. Hernández
Michael J. Mack, Jr.
H. Olivia Nelligan

February 6, 2026

EXECUTIVE COMPENSATION
The following table summarizes the compensation of our Chairman and CEO, Senior Vice President and CFO, our three other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2025 (collectively, the named executive officers) for services rendered during the years stated in all capacities to Dana and our subsidiaries.
SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
R. Bruce McDonald Chairman of the Board, President and Chief Executive Officer	2025	1,300,000	0	4,124,985	0	0	184,937	5,609,922
	2024	135,417	0	10,399,995	0	0	14,613	10,550,025
Timothy R. Kraus Senior Vice President and Chief Financial Officer	2025	800,000	0	2,599,997	1,600,000	0	104,918	5,104,915
	2024	800,000	0	2,456,128	897,920	0	156,306	4,310,354
	2023	725,000	0	2,157,831	1,227,531	0	84,676	4,195,038
Byron S. Foster Senior Vice President and President, Light Vehicle Systems	2025	660,000	0	1,979,980	990,000	0	75,446	3,705,426
	2024	660,000	0	1,624,218	555,588	0	114,226	2,954,032
	2023	640,000	0	1,564,669	812,229	0	76,562	3,093,460
Brian K. Pour Senior Vice President and President, Commercial Vehicle Systems	2025	625,000	750,000	1,406,242	937,500	0	70,885	3,789,627
	2024	277,778	750,000	1,418,021	526,125	0	14,323	2,986,247
Douglas H. Liedberg Senior Vice President, Chief Legal and Human Resources Officer and Corporate Secretary	2025	620,000	0	1,332,985	930,000	0	735,964	3,618,949
	2024	620,000	0	1,365,815	521,916	0	274,916	2,782,647
	2023	600,000	0	1,614,425	769,205	0	210,078	3,193,708

Footnotes:
(1)	The latest position held by the named executive officer as of December 31, 2025.
(2)
This column shows non-performance based bonus awards. Mr. Pour received a sign-on cash bonus award in an amount comparable to forfeited incentives at his previous employer upon his hire in July, 2024, payable in two installments: $750,000 upon the six-month anniversary of his date of hire and the remaining $750,000 at the one year anniversary of his date of hire.

(3)
With respect to the 2025, 2024, and 2023 grants, this column shows the grant date value of the PSUs and RSUs computed in accordance with FASB ASC 718, Compensation – Stock Compensation. For additional information regarding the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 11 of the Notes to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2025. Refer to the “Grants of Plan-Based Awards” table below for information on awards made in 2025. Refer to the “Outstanding Equity Awards at Fiscal Year-End” table for the market value of awards not vested as of December 31, 2025. The values of the PSUs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Kraus—$2,600,000; Mr. Foster—$1,980,000; Mr. Pour—$1,406,250; Mr. Liedberg—$1,333,000.

(4)
Based upon metric performance over the three-year period ending December 31, 2025, the PSUs granted in 2023 as part of the NEOs’ 2023 LTIP award resulted in an aggregate payout of 150% of target as summarized below:

Name	Total 2023 LTIP Grant Date Value	Grant Date Value of RSUs	Grant Date Value of PSUs	Value of Actual Payout of PSUs
Timothy R. Kraus	$2,149,213	$996,859	$1,152,354	$2,834,253
Byron S. Foster	$1,553,318	$767,982	$785,336	$1,931,555
Douglas H. Liedberg	$1,612,386	$599,991	$1,012,395	$2,490,034

The 2023 LTIP was comprised of an award of 50% RSUs and 50% PSUs. Under the 2023 LTIP, the number of performance shares that vest and could be earned by the NEOs was based on the level of achievement associated with two Company financial metrics, Adjusted EBITDA and Adjusted Free Cash Flow, and a third performance metric, Relative Total Shareholder Return (TSR) compared to a peer group index. The payout of PSUs awarded in 2023 was 150% of target based on metric performance, further described in the 2023 LTIP performance section of the “Compensation Discussion and Analysis”.
(5)
This column shows the cash incentive awards earned for performance under our 2025 AIP. For years 2024 and 2023, the amount shown reflects cash incentive awards pursuant to the annual incentive payable in the reported year.

(6)	The total values shown for the individuals during 2025 include the benefits set forth below.
a.
R. Bruce McDonald: $21,000 for contributions to the Dana Retirement Savings Plan (401(k)); $36,000 for credits to the Restoration Plan; $72,000 for perquisites related to living expenses while serving as CEO; $10,522 for life benefits (including AD&D and group variable universal life insurance); and $45,515 for commuting costs between Mr. McDonald’s residence and the Company’s Michigan office in connection with the performance of his duties as CEO.

b.
Timothy R. Kraus: $21,000 for contributions to the Dana Retirement Savings Plan (401(k)); $80,875 for credits to the Restoration Plan; and $3,043 for life benefits (including AD&D and group variable universal life insurance).

c.
Byron S. Foster: $21,000 for contributions to the Dana Retirement Savings Plan (401(k)); $51,935 for credits to the Restoration Plan; and $2,511 for life benefits (including AD&D and group variable universal life insurance).

d.
Brian K. Pour: $21,000 for contributions to the Dana Retirement Savings Plan (401(k)); $48,068 for credits to the Restoration Plan; and $1,818 for life benefits (including AD&D and group variable universal life insurance).

e.
Douglas H. Liedberg: $21,000 for contributions to the Dana Retirement Savings Plan (401(k)); $48,067 for credits to the Restoration Plan; $583,614 representing the change in value of the SERP including a final discretionary contribution of $350,000 upon ending the program to further contributions; $2,589 for life benefits (including AD&D and group variable universal life insurance); and $80,693 associated with relocation.

The following table contains information on grants of awards to named executive officers in the fiscal year ended December 31, 2025 under the 2021 Dana Incorporated Omnibus Incentive Plan (the “2021 Plan”) and the 2025 Annual Incentive Plan.
Grants of Plan-Based Awards at Fiscal Year-End

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Bruce McDonald	Restricted Stock Unit Award	11/25/2025							183,741	4,124,985
Timothy R. Kraus	Performance Share Award	2/11/2025				39,804	79,608	159,216		1,299,999
	Restricted Stock Unit Award	2/11/2025							79,608	1,299,998
	Annual Incentive Plan		320,000	800,000	1,600,000
Byron S. Foster	Performance Share Award	2/11/2025				30,312	60,624	121,248		989,990
	Restricted Stock Unit Award	2/11/2025							60,624	989,990
	Annual Incentive Plan		198,000	495,000	990,000
Brian K. Pour	Performance Share Award	2/11/2025				21,528	43,057	86,114		703,121
	Restricted Stock Unit Award	2/11/2025							43,057	703,121
	Annual Incentive Plan		187,500	468,750	937,500
Douglas H. Liedberg	Performance Share Award	2/11/2025				20,407	40,814	81,628		666,493
	Restricted Stock Unit Award	2/11/2025							40,814	666,492
	Annual Incentive Plan		186,000	465,000	930,000

Footnotes:
(1)
These columns reflect the potential payments for each of the named executive officers under our 2025 AIP. As discussed in the Annual Performance-Based Cash Incentive section of the “Compensation Discussion and Analysis” above, the actual payout for the 2025 AIP was 200% of target based on 2025 performance against established metrics. Refer to the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for individual payouts. Refer to the 2025 AIP portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payments listed.

(2)
These columns reflect the potential issuance of shares for each of the NEOs under the PSU component of the 2025 LTIP and dividend equivalent units granted in 2025. As discussed in the LTIP awards section of the “Compensation Discussion and Analysis,” PSUs account for fifty percent (50%) of the 2025 LTIP and such awards cliff vest at the end of the three-year period based on performance against established metrics. Refer to the 2025 LTIP portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payouts listed.

(3)
This amount represents the number of RSUs granted as a component of the 2025 LTIP. As discussed in the LTIP section of the CD&A, RSUs accounted for fifty percent (50%) of the 2025 LTIP. Mr. McDonald was awarded RSUs upon his extension as Chairman and CEO in November 2025. Other than Mr. McDonald’s RSU grant, the RSUs vest ratably over the three (3) year period after the date of grant. Mr. McDonald’s RSU grant vests on the one-year anniversary of the grant date.

(4)
This column represents the fair value (at grant date) of PSUs and RSUs granted to each of the NEOs in 2025. The value of the PSUs and RSUs is calculated using the closing stock price on the date of grant. The value of PSUs assumes a target level of performance.

The following table provides information about PSUs and RSUs awarded under the 2021 Plan for each named executive officer that were outstanding as of December 31, 2025.
Each outstanding award is shown separately. The market value of the stock awards is based on the closing market price of Dana common stock on December 31, 2025 of $23.76 per share.

Outstanding Equity Awards at Fiscal Year-End

Name	Plan Year	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
R. Bruce McDonald	2025	183,741(1)	4,365,686
Timothy R. Kraus	2025	81,413(2)	1,934,373	162,824(6)	3,868,698
	2024	63,384(3)	1,506,004	185,652(7)	4,411,092
	2023	19,303(4)	458,639	93,232(8)	2,215,192
Byron S. Foster	2025	61,998(2)	1,473,072	123,990(6)	2,946,002
	2024	41,833(3)	993,952	122,528(7)	2,911,265
	2023	14,872(4)	353,359	63,538(8)	1,509,663
Brian K. Pour	2025	44,032(2)	1,046,200	88,062(6)	2,092,353
	2024	40,432(5)	960,664	120,238(9)	2,856,855
Douglas H. Liedberg	2025	41,739(2)	991,719	83,474(6)	1,983,342
	2024	35,204(3)	836,447	103,114(7)	2,449,989
	2023	11,618(4)	276,044	81,909(8)	1,946,158

Footnotes:
(1)	RSUs granted on November 25, 2025 that vest on the one-year anniversary of the grant date.
(2)	RSUs granted on February 11, 2025 vest ratably on the subsequent three (3) grant date anniversaries.
(3)	RSUs granted on February 13, 2024 vest ratably on the subsequent three (3) grant date anniversaries.
(4)	RSUs granted on February 14, 2023 vest ratably on the subsequent three (3) grant date anniversaries.
(5)	RSUs granted on July 22, 2024 vest ratably on the subsequent three (3) grant date anniversaries.
(6)	PSUs granted on February 11, 2025 cliff vest after three-year performance period.
(7)	PSUs granted on February 13, 2024 cliff vest after three-year performance period.
(8)	This figure reflects the shares earned from the PSU component of the LTIP award issued on February 14, 2023 based on weighted performance results of 150%.
(9)	PSUs granted on July 22, 2024 cliff vest on December 31, 2026.
(10)
All values in the table are based on the closing stock price of $23.76 on December 31, 2025. For the PSUs granted in 2025, the amounts in this column reflect the market value of 200% of the PSUs granted (i.e., maximum performance). For the PSUs granted in 2024, the amounts in this column reflect the market value of 200% of the PSUs granted (i.e., maximum performance). For the PSUs granted in 2023, the amounts in this column reflect actual aggregate performance based on achievement of 150% of the PSUs granted for the performance period ended December 31, 2025.

The following table provides information concerning the vesting of PSUs and RSUs during the fiscal year ended December 31, 2025, for each of the named executive officers.
Stock Vested During Fiscal Year

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
R. Bruce McDonald	1,258,219	27,496,329
Timothy R. Kraus	85,508	1,366,792
Byron S. Foster	66,324	1,061,244
Brian K. Pour	20,632	336,508
Douglas H. Liedberg	55,584	889,377

Footnotes:
(1)	These values represent the vesting of RSUs and PSUs and were determined by using the closing price of our common stock on the NYSE on each vesting date.
The following table provides information on the nonqualified deferred compensation of the named executive officers with respect to the fiscal year ended December 31, 2025.
Nonqualified Deferred Compensation at Fiscal Year-End

Name	Dana Credits in 2025 ($)	Aggregate Earnings in 2025 ($)	Aggregate Withdrawals / Distributions in 2025 ($)	Aggregate Balance on 12/31/2025 ($)
R. Bruce McDonald	36,000(1)	0	0	36,000
Timothy R. Kraus	80,875(1)	137,197	0	1,010,097
Byron S. Foster	51,935(1)	31,795	0	264,774
Brian K. Pour	48,068(1)	0	0	48,068
Douglas H. Liedberg	448,078(1)	301,228	0	2,054,994

Footnotes:
(1)
Includes credit under the Restoration Plan for employer fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan and credit under the SERP described below. This credit is also reflected in Footnote 6 of the “Summary Compensation Table” above.

Restoration Plan Company Credits ($ value)		Supplemental Executive Retirement Plan Company Credits ($ value)
R. Bruce McDonald	36,000	R. Bruce McDonald	0
Timothy R. Kraus	80,875	Timothy R. Kraus	0
Byron S. Foster	51,935	Byron S. Foster	0
Brian K. Pour	48,068	Brian K. Pour	0
Douglas H. Liedberg	48,067	Douglas H. Liedberg	400,011

Retirement Plans
The Company froze its non-qualified SERP plan in 2025 to new participants and further contributions. As the last remaining active participant, Mr. Liedberg was provided a discretionary employer credit related to the 2024 plan year and a final one-time $350,000 contribution to his SERP account. Mr. Liedberg is fully vested in accordance with the plan based on years of service.
Under the Restoration Plan, a non-qualified savings plan, Dana credits amounts to participants, including our NEOs, that we would have otherwise provided as matching and fixed contributions under the 401(k) plan if IRS statutory limits on 401(k) plan contributions had not been applicable.

CEO EMPLOYMENT AGREEMENTS
McDonald Employment Arrangements
Mr. McDonald entered into an amended and restated offer letter (the “A&R CEO Agreement”) with Dana on November 25, 2025, which provides that his term as CEO is up to one (1) additional year from November 25, 2025, (on a month to month basis) until a successor CEO commences employment with Dana and Mr. McDonald will then transition to the role of Non-Executive Chairman of the Board (“Non-Executive Chairman”). The A&R CEO Agreement provides that, while Mr. McDonald serves as CEO, his base salary will continue to be $1,300,000 and he will be eligible to receive a grant of RSUs pursuant to the 2021 Plan, with an aggregate target grant date fair market value of $9,900,000, as follows: (i) $4,125,000 of the RSUs will be granted on the effective date of the A&R CEO Agreement, (ii) $825,000 of the RSUs will be granted on or around May 25, 2026, provided that he remains the CEO through the end of May 2026, (iii) from June 2026 through October 2026, an additional $825,000 of RSUs will be granted, provided that he remains the CEO through the end of each applicable month and (iv) $825,000 of RSUs will be granted on or around November 25, 2026, provided that he remains the CEO through November 25, 2026. Any RSUs granted pursuant to the A&R CEO Agreement will vest on the one-year anniversary of the applicable date of grant, subject to his continued service as CEO or his service on the Board and certain termination protections. Mr. McDonald is also eligible to receive a cash-based transition bonus of up to $500,000, on or before November 26, 2026, as determined by the Compensation Committee of the Board, in its sole discretion, based on Mr. McDonald’s performance related to the identification, hiring, and successful transition of a successor CEO by the Company’s April 2026 annual shareholder meeting.
New CEO Appointment
On February 12, 2026, Dana announced the appointment of Byron S. Foster to the position of President and Chief Executive Officer (“CEO”) of the Company, effective July 1, 2026. The Board also elected Mr. Foster to the Board, effective February 11, 2026. Mr. McDonald will continue to serve as CEO until Mr. Foster’s effective date and will continue to serve as Chairman of the Board thereafter. Mr. Foster currently serves as the Company’s Senior Vice President and President, Light Vehicle Systems.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL
As discussed in the CD&A section above, Dana maintains both an Executive Severance Plan and Change in Control Severance Plan that apply to certain senior executives, including our named executive officers. Mr. McDonald does not participate in our Executive Severance Plan or our Change in Control Severance Plan. The terms of Mr. McDonald’s employment, including any severance or change in control provisions, are governed by his offer letter.
Set forth below is a description of each plan (applicable to eligible executive officers, including named executive officers) followed by tables relating to Messrs. McDonald, Kraus, Foster, Pour and Liedberg.
Executive Severance Plan
In the event any eligible executive officer, except for Mr. McDonald, is involuntarily terminated by Dana without cause and other than due to death or disability and such termination occurs prior to a change in control, Dana will pay the executive an amount equal to twelve (12) months of base salary, the cost of COBRA premiums for twelve (12) months, and an AIP payment equal to a full year, subject to actual performance results. Additionally, the executive will receive payment or receive reimbursement for reasonable costs of outplacement services, subject to a maximum amount of $25,000.
Change in Control Severance Plan
The Change in Control Severance Plan is designed to provide severance benefits to all eligible executive officers whose employment is terminated as a result of a change in control of Dana. Dana’s named executive officers, except for Mr. McDonald, are eligible to participate in the Change in Control Severance Plan. Under the Change in Control Severance Plan, any participant who incurs a qualifying termination (as defined below) will be entitled to receive two times the sum of the individual’s salary and target bonus (three times the sum of his or her salary and his or her target bonus, in the case of the CEO and CFO) for the year in which termination occurs. As of the termination date, each named executive officer will be entitled to: (i) the full amount of any earned but unpaid base salary through the date of termination plus a cash payment for all unused vacation time accrued; (ii) a pro rata portion of his or her annual target bonus for the year in which termination occurs; (iii) all equity awards vesting in full (with the target number of performance shares, if applicable) and becoming fully exercisable; (iv) a lump sum cash amount to allow, but not require, the employee to purchase additional coverage equal to a total of two years (three years for the CEO) of subsidized COBRA; and (v) reasonable costs of outplacement services not to exceed $25,000 ($50,000 for the CEO). The Change in Control Severance Plan does not provide for any excise tax gross-up payments to executive officers in connection with a change in control and instead includes provisions requiring a cutback of the benefits payable under the plan if it would result in the executive receiving a greater payment on an after-tax basis (after accounting for any excise taxes that would otherwise be triggered). Payments under the Change in Control Severance Plan are payable in a lump-sum subject to execution of a release of claims against Dana.
For purposes of the Change in Control Severance Plan, “qualifying termination” generally means (i) an executive’s involuntary termination of employment with Dana during the 24-month period (36 months in the case of the CEO) following a change in control other than a termination by reason of death, disability or for cause or (ii) an executive’s resignation of employment with Dana during such period for good reason.
Equity Award Provisions
Pursuant to the award agreements for the RSUs, if the recipient’s employment is terminated without cause or by reason of death, disability or normal retirement, all outstanding RSU awards are prorated based on the number of full months of employment on the termination date within each vesting period. Pursuant to the award agreements for the performance shares, if the recipient’s employment is terminated without cause or by reason of death, disability or normal retirement, the outstanding performance awards shall remain eligible to vest, prorated based on the number of full months of employment from the grant date through the termination date, and based on actual performance during the performance period.
In the event a change in control occurs prior to the RSUs or performance shares becoming nonforfeitable in accordance with the vesting schedules set forth in the respective award agreements, while the recipient is an employee of Dana, and the RSUs and performance shares under the award agreements have been assumed, converted or replaced, and on or within 24 months following a change in control, the recipient’s employment is terminated without cause by Dana or the resulting entity or if the recipient terminates employment for good reason, the RSUs covered by the award agreements become nonforfeitable and payable to the recipient, and the recipient becomes entitled to the target number of performance shares provided for in the award agreements.

The following tables set forth the potential payments that would have been due to our named executive officers upon termination or a change in control as of December 31, 2025.
R. Bruce McDonald
The following table describes the potential termination and change in control payments to Mr. McDonald, Dana’s Chairman, President and CEO, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason	Death / Disability(4)	Termination Without Cause or Voluntary Termination with Good Reason (No Change in Control)
Cash Compensation
Separation Payment	$0(1)	$0	$0(2)
Long-Term Incentive
Restricted Stock Units	$4,365,686(3)	$0	$4,365,686(3)
Total	$4,365,686	$0	$4,365,686

Footnotes:
(1)	Mr. McDonald is not eligible for a separation payment due to change in control.
(2)	Mr. McDonald is not entitled to receive any amount beyond his base salary for the entire 12 month term pursuant to the terms of his offer letter.
(3)
Under the terms of Mr. McDonald’s offer letter, Mr. McDonald’s 2025 RSU award vests on the one-year anniversary of the grant. If a change of control occurs while serving as CEO, Mr. McDonald’s RSUs vest in accordance with the underlying grant agreement. If a change of control occurs following a transition to the role of Non-Executive Chairman, outstanding RSUs vest in accordance with the Company’s non-employee Director RSU award agreements.

(4)	Mr. McDonald is not eligible for any separation payments, benefits, and any RSUs are forfeited upon death/disability pursuant to the terms of his offer letter.

Timothy R. Kraus
The following table describes the potential termination and change in control payments to Mr. Kraus, Dana’s Senior Vice President and Chief Financial Officer, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason	Death / Disability	Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$4,800,000(1)		$800,000(2)
Annual Incentive Award	$800,000(3)	$1,600,000	$1,600,000(4)
Long-Term Incentive
Performance Shares	$4,139,895(5)	$4,330,331(6)	$4,330,331(6)
Restricted Stock Units	$3,899,016(7)	$1,890,773(8)	$1,890,773(8)
Benefits and Perquisites
Health insurance, etc.	$39,922(9)		$19,961(10)
Restoration Plan(11)	$1,010,097	$1,010,097	$1,010,097
Accrued Vacation(12)	$66,667	$66,667	$66,667
Other
Outplacement	$25,000		$25,000
Total	$14,780,597	$8,897,868	$9,742,829

Footnotes:
(1)
Mr. Kraus would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by three (3) pursuant to the terms of our Change in Control Severance Plan. Under Section 280G of the Internal Revenue Code and the best net approach, Mr. Kraus would be better served paying the excise tax than having amounts reduced to the 280G limit.

(2)	Mr. Kraus is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Kraus is entitled to receive an amount equal to a pro rata portion of his annual target bonus pursuant to the terms of our Change in Control Severance Plan.
(4)
Upon a termination without cause in the absence of a change in control Mr. Kraus is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.

(5)
As described above under “Equity Award Provisions”, PSUs vest in full at target performance following a qualifying termination in connection with a change in control. PSUs granted under the 2023 LTIP are not included in this amount because they vested on December 31, 2025 and are therefore not considered a termination-related payment.

(6)
As described above under “Equity Award Provisions”, PSUs vest on a pro rata basis assuming target performance upon a qualifying termination absent a change in control for 2024 and 2025; actual performance for 2023 upon a qualifying termination absent a change in control.

(7)	As described above under “Equity Award Provisions”, RSUs vest in full following a qualifying termination following in connection with a change in control.
(8)	As described above under “Equity Award Provisions”, RSUs vest on a pro rata basis upon a qualifying termination absent a change in control.
(9)	Mr. Kraus would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of two (2) years.
(10)	Mr. Kraus would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on his date of termination for a period of one (1) year.
(11)
Mr. Kraus is eligible to receive his Restoration Plan benefit effective December 31, 2025. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(12)	For purposes of this table, we assumed Mr. Kraus did not take any vacation in 2025.

Byron S. Foster
The following table describes the potential termination and change in control payments to Mr. Foster, Dana’s Senior Vice President and President, Light Vehicle Systems, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason	Death / Disability	Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$2,310,000(1)		$660,000(2)
Annual Incentive Award	$495,000(3)	$990,000	$990,000(4)
Long-Term Incentive
Performance Shares	$2,928,634(5)	$2,971,069(6)	$2,971,069(6)
Restricted Stock Units	$2,820,383(7)	$1,350,281(8)	$1,350,281(8)
Benefits and Perquisites
Health insurance, etc.	$39,922(9)		$19,961(10)
Restoration Plan(11)	$264,774	$264,774	$264,774
Accrued Vacation(12)	$55,000	$55,000	$55,000
Other
Outplacement	$25,000		$25,000
Total	$8,938,713	$5,631,124	$6,336,085

Footnotes:
(1)
Mr. Foster would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Severance Plan. Under Section 280G of the Internal Revenue Code and the best net approach, Mr. Foster would be better served paying the excise tax than having amounts reduced to the 280G limit.

(2)	Mr. Foster is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Foster is entitled to receive an amount equal to a pro rata portion of his annual target bonus pursuant to the terms of our Change in Control Severance Plan.
(4)
Upon a termination without cause in the absence of a change in control Mr. Foster is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.

(5)
As described above under “Equity Award Provisions”, PSUs vest in full at target performance following a qualifying termination in connection with a change in control. PSUs granted under the 2023 LTIP are not included in this amount because they vested on December 31, 2025 and are therefore not considered a termination-related payment..

(6)
As described above under “Equity Award Provisions”, PSUs vest on a pro rata basis assuming target performance upon a qualifying termination absent a change in control for 2024 and 2025; actual performance for 2023 upon a qualifying termination absent a change in control.

(7)	As described above under “Equity Award Provisions”, RSUs vest in full following a qualifying termination following in connection with a change in control.
(8)	As described above under “Equity Award Provisions”, RSUs vest on a pro rata basis upon a qualifying termination absent a change in control.
(9)	Mr. Foster would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of two (2) years.
(10)	Mr. Foster would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of one (1) year.
(11)
Mr. Foster is eligible to receive his Restoration Plan benefit effective December 31, 2025. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(12)	For purposes of this table, we assumed Mr. Foster did not take any vacation in 2025.

Brian K. Pour
The following table describes the potential termination and change in control payments to Mr. Pour, Dana’s Senior Vice President and President, Commercial Vehicle Systems, under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason	Death / Disability	Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$2,187,500(1)		$625,000(2)
Annual Incentive Award	$468,750(3)	$937,500	$937,500(4)
Long-Term Incentive
Performance Shares	$2,474,604(5)	$1,301,003(6)	$1,301,003(6)
Restricted Stock Units	$2,006,865(7)	$877,671(8)	$877,671(8)
Benefits and Perquisites
Health insurance, etc.	$39,922(9)		$19,961(10)
Restoration Plan(11)	$48,068	$48,068	$48,068
Accrued Vacation(12)	$52,083	$52,083	$52,083
Other
Outplacement	$25,000		$25,000
Total	$7,302,792	$3,216,325	$3,886,286

Footnotes:
(1)
Mr. Pour would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Severance Plan. Under Section 280G of the Internal Revenue Code and the best net approach, Mr. Pour would be better served paying the excise tax than having amounts reduced to the 280G limit.

(2)	Mr. Pour is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Pour is entitled to receive an amount equal to a pro rata portion of his annual target bonus pursuant to the terms of our Change in Control Severance Plan.
(4)
Upon a termination without cause in the absence of a change in control Mr. Pour is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.

(5)
As described above under “Equity Award Provisions”, PSUs vest in full at target performance following a qualifying termination in connection with a change in control. Mr. Pour joined the Company in 2024 and therefore did not participate in the 2023 LTIP.

(6)	As described above under “Equity Award Provisions”, PSUs vest on a pro rata basis assuming target performance upon a qualifying termination absent a change in control for 2024 and 2025.
(7)	As described above under “Equity Award Provisions”, RSUs vest in full following a qualifying termination following in connection with a change in control.
(8)	As described above under “Equity Award Provisions”, RSUs vest on a pro rata basis upon a qualifying termination absent a change in control.
(9)	Mr. Pour would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of two (2) years.
(10)	Mr. Pour would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of one (1) year.
(11)
Mr. Pour is eligible to receive his Restoration Plan benefit effective December 31, 2025. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(12)	For purposes of this table, we assumed Mr. Pour did not take any vacation in 2025.

Douglas H. Liedberg
The following table describes the potential termination and change in control payments to Mr. Liedberg, Senior Vice President, Chief Legal and Human Resources Officer and Corporate Secretary under a variety of circumstances.

Pay Element	Change in Control and Termination Without Cause or Voluntary Termination with Good Reason	Death / Disability	Termination Without Cause (No Change in Control)
Cash Compensation
Separation Payment	$2,170,000(1)		$620,000(2)
Annual Incentive Award	$465,000(3)	$930,000	$930,000(4)
Long-Term Incentive
Performance Shares	$2,216,665(5)	$3,093,362(6)	$3,093,362(6)
Restricted Stock Units	$2,104,209(7)	$1,047,317(8)	$1,047,317(8)
Benefits and Perquisites
Health insurance, etc.	$24,972(9)		$12,486(10)
Restoration Plan(11)	$845,377	$845,377	$845,377
SERP(12)	$1,209,617	$1,209,617	$1,209,617
Accrued Vacation(13)	$51,667	$51,667	$51,667
Other
Outplacement	$25,000		$25,000
Total	$9,112,507	$7,177,340	$7,834,826

Footnotes:
(1)
Mr. Liedberg would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2) pursuant to the terms of our Change in Control Severance Plan. Under Section 280G of the Internal Revenue Code and the best net approach, Mr. Liedberg would be better served paying the excise tax than having amounts reduced to the 280G limit.

(2)	Mr. Liedberg is entitled to receive an amount equal to 12 months of his annual base salary pursuant to the terms of our Executive Severance Plan.
(3)	Mr. Liedberg is entitled to receive an amount equal to a pro rata portion of his annual target bonus pursuant to the terms of our Change in Control Severance Plan.
(4)
Upon a termination without cause in the absence of a change in control Mr. Liedberg is entitled to receive an amount equal to his bonus based on actual results pursuant to the terms of our Executive Severance Plan.

(5)
As described above under “Equity Award Provisions”, PSUs vest in full at target performance following a qualifying termination in connection with a change in control. PSUs granted under the 2023 LTIP are not included in this amount because they vested on December 31, 2025 and are therefore not considered a termination-related payment.

(6)
As described above under “Equity Award Provisions”, PSUs vest on a pro rata basis assuming target performance upon a qualifying termination absent a change in control for 2024 and 2025; actual performance for 2023 upon a qualifying termination absent a change in control.

(7)	As described above under “Equity Award Provisions”, RSUs vest in full following a qualifying termination following in connection with a change in control.
(8)	As described above under “Equity Award Provisions”, RSUs vest on a pro rata basis upon a qualifying termination absent a change in control.
(9)	Mr. Liedberg would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of two (2) years.
(10)	Mr. Liedberg would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs as determined on the date of termination for a period of one (1) year.
(11)
Mr. Liedberg is eligible to receive his Restoration Plan benefit effective December 31, 2025. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(12)	Mr. Liedberg is eligible to receive his SERP benefit effective December 31, 2025.
(13)	For purposes of this table, we assumed Mr. Liedberg did not take any vacation in 2025.

CEO PAY RATIO
In accordance with the Dodd-Frank Act requirement to disclose the ratio of the CEO’s annual total compensation to that of Dana’s global median employee, Dana has determined that the pay ratio for 2025 is 128:1. The ratio is based on the annual total compensation (determined in accordance with the Summary Compensation Table definition) of $47,490 which Dana paid in 2025 to its median employee, serving in a plant production line role in Columbia, Missouri and the CEO’s total compensation for 2025 of $6,101,657 (in accordance with the same definition).
We elected to use the same median employee that we identified in 2023 to calculate our 2025 CEO pay ratio. In accordance with SEC rules, we determined that we had no changes to our compensation practices or employee demographics in 2025 that we reasonably believe would result in a significant change to our pay ratio disclosure.
In 2023, identification of the median employee was based on our global employee population of approximately 35,948, of which 26,671 were employed outside of the U.S. We excluded non-U.S. locations reflecting approximately 809 employees in Thailand, 650 in Argentina, 155 employees in Lithuania, 88 employees in Colombia, and 49 employees in Ecuador, and such exclusions reflected 5% of our total employee population. Such employee population was evaluated as of October 31, 2023. We established a compensation measure inclusive of all cash earnings paid in the 12-month period preceding October 31, 2023. For new hires and employees on unpaid leave that did not provide services to Dana during the entire measurement period, compensation was annualized. All non-U.S. compensation was converted to U.S. dollars based on applicable exchange rates as of October 31, 2023.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the rule’s flexibility, the method Dana used to determine the median employee and compensation measure may be different from its peers such that the pay ratio of its peers may not be comparable.

Pay Versus Performance
Pay Versus Performance Table
In accordance with disclosure requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following information describes the relationship between compensation actually paid to our NEOs and certain financial performance of the Company. For additional information regarding the alignment of our compensation programs with the Company’s performance, refer to our CD&A.
The table below summarizes Summary Compensation Table (“SCT”) total compensation reported for, and Compensation Actually Paid (“CAP”, as defined by the SEC) to, our former CEO, our interim CEO and, on average, our other NEOs.

Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(1)(2)(3)	Summary Compensation Table Total for Former CEO(1)	Compensation Actually Paid to Former CEO(1)(2)(3)	Avg Summary Compensation Table Total for Non-CEO NEOs(1)(2)	Average Compensation Actually Paid to Non-CEO NEOs(1)(2)(3)	Value of Initial Fixed $100 Investment Based on:(4)		Net Income (Loss) (Millions USD)	Adjusted EBITDA(5)(6) (Millions USD)
							Company TSR	Peer Group TSR
2025	$5,609,922	$19,121,424			$4,054,729	$9,007,997	$138	$150	$85	$610
2024	$10,550,025	$14,227,775	$13,914,745	$10,584,170	$3,216,477	$2,492,343	$66	$132	($57)	$395
2023			$17,327,154	$14,595,591	$3,609,177	$3,117,256	$80	$129	$38	$317
2022			$11,882,248	$4,464,658	$2,357,617	$1,393,365	$81	$103	($242)	$700
2021			$10,616,003	$12,396,926	$2,112,689	$2,368,441	$119	$129	$197	$795

(1)
James K. Kamsickas, former Chairman of the Board, President and CEO, was our principal executive officer (“PEO”) through November 25, 2024. R. Bruce McDonald, Chairman of the Board, President and CEO, became our PEO effective November 25, 2024. The individuals comprising the non-CEO NEOs for each fiscal year presented are listed below.

2021	2022	2023	2024	2025
Jonathan M. Collins	Timothy R. Kraus	Timothy R. Kraus	Timothy R. Kraus	Timothy R. Kraus
Timothy R. Kraus	Aziz S. Aghili	Aziz S. Aghili	Byron S. Foster	Byron S. Foster
Aziz S. Aghili	Byron S. Foster	Byron S. Foster	Brian K. Pour	Brian K. Pour
Douglas H. Liedberg	Douglas H. Liedberg	Douglas H. Liedberg	Jeroen Decleer	Douglas H. Liedberg
Antonio Valencia			Douglas H. Liedberg

(2)
These columns reflect Compensation Actually Paid (CAP) calculated in accordance with Item 402(v) of Regulation S-K. CAP does not necessarily reflect compensation actually earned, realized, or received. The amounts reflect the Summary Compensation Table totals with certain adjustments as described below.

(3)
CAP reflects the deduction and addition of certain amounts for the CEO, the former CEO and the Non-CEO NEOs as set forth below. Amounts in the columns titled Deduction of Grant Date Fair Value of Stock Awards from Summary Compensation Table are the totals from the Stock Awards column shown in the Summary Compensation Table. Amounts in the columns titled Additions to Summary Compensation Table include the net addition of the following: (i) the year end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the change in fair value as of fiscal year end compared to prior year end fair value for unvested and outstanding awards granted in prior fiscal years; and (iii) the change in fair value as of vesting date compared to prior year end fair value for vested awards granted in prior years.

Year	Summary Compensation Table Total for CEO	Deduction of Grant Date Fair Value of Stock Awards from Summary Compensation Table	Additions to Summary Compensation Table	Compensation Actually Paid to CEO
2025	$5,609,922	($4,124,985)	$17,636,487	$19,121,424
2024	$10,550,025	($10,399,995)	$14,077,745	$14,227,775

Year	Summary Compensation Table Total for Former CEO	Deduction of Grant Date Fair Value of Stock Awards from Summary Compensation Table	Additions to Summary Compensation Table	Compensation Actually Paid to Former CEO
2024	$13,914,745	($10,247,499)	$6,916,924	$10,584,170
2023	$17,327,154	($11,958,807)	$9,227,244	$14,595,591
2022	$11,882,248	($9,139,212)	$1,721,622	$4,464,658
2021	$10,616,003	($8,478,178)	$10,259,101	$12,396,926

Year	Summary Compensation Table Total for Non-CEO NEOs	Deduction of Grant Date Fair Value of Stock Awards from Summary Compensation Table	Additions to Summary Compensation Table	Compensation Actually Paid to Non-CEO NEOs
2025	$4,054,729	($1,829,801)	$6,783,069	$9,007,997
2024	$3,216,477	($1,719,984)	$995,850	$2,492,343
2023	$3,609,177	($1,889,546)	$1,397,625	$3,117,256
2022	$2,357,617	($1,491,462)	$527,210	$1,393,365
2021	$2,112,689	($1,341,617)	$1,597,369	$2,368,441

The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Value of Awards Granted During Covered Fiscal Year for CEO	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Total for CEO
2025	$4,365,686	$0	$13,270,801	$17,636,487
2024	$14,077,745	$0	$0	$14,077,745

Year	Year End Value of Awards Granted During Covered Fiscal Year for Former CEO	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Total for Former CEO
2024	$9,079,449	($1,807,953)	($354,572)	$6,916,924
2023	$9,453,700	($1,341,376)	$1,114,920	$9,227,244
2022	$6,279,348	($4,196,181)	($361,545)	$1,721,622
2021	$7,280,424	$2,411,826	$566,851	$10,259,101

Year	Year End Value of Awards Granted During Covered Fiscal Year for Non-CEO NEOs	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Total for Non-CEO NEOs
2025	$2,976,441	$3,551,449	$255,180	$6,783,069
2024	$1,245,907	($163,718)	($86,338)	$995,850
2023	$1,492,741	($185,415)	$90,299	$1,397,625
2022	$1,032,045	($441,736)	($63,099)	$527,210
2021	$1,166,629	$352,447	$78,293	$1,597,369

(4)
The peer groups used to calculate Peer Group TSR are our compensation peer group as disclosed in the CD&A section of this proxy statement, our 2025 proxy statement, our 2024 proxy statement, our 2023 proxy statement, and our 2022 proxy statement. TSR is based on the value of an initial fixed investment of $100 invested (with reinvestment of dividends) in the Company and in the peer group companies for the period starting December 31, 2020 through the end of the listed year, weighted by market capitalization in each applicable year.

(5)
As previously disclosed, in connection with Dana’s divestiture of its Off-Highway business, the results of that business have been classified as discontinued operations in accordance with U.S. GAAP. The Company’s financial results for fiscal years 2025, 2024, and 2023 have been recast to reflect this classification. In accordance with the rules governing the accounting for discontinued operations, costs historically allocated to the Off-Highway business have been retained by continuing operations for the recast years. Financial results for fiscal years 2022 and 2021 have not been recast, as those periods were not retrospectively adjusted in the Company’s historical financial statements. Accordingly, amounts presented for the earlier years may not be directly comparable to amounts presented for the more recent periods.

(6)
We determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our CEO and non-CEO NEOs in 2025. Adjusted EBITDA is defined as net income (loss) before interest, income taxes, depreciation, amortization, equity grant expense, restructuring expense, nonservice cost components of pension and other postretirement benefits costs and other adjustments not related to our core operations (gain/loss on debt extinguishment, pension settlements, divestitures, impairment, etc.).

Discontinued Operations and Comparability of Periods
As noted in Footnote 5 of the Pay Versus Performance Table above, in connection with Dana’s divestiture of its Off-Highway business, the results of that business have been classified as discontinued operations for fiscal years 2025, 2024, and 2023. In accordance with the rules governing the accounting for discontinued operations, costs historically allocated to the Off-Highway business have been retained by continuing operations for the recast years. Financial performance measures for earlier periods were not retrospectively adjusted under U.S. GAAP and therefore include the results of the discontinued business. As a result, comparability across periods may be limited, and the relationships shown in the more recent years primarily reflect the Company’s ongoing operations.
Relationship Between CEO and Non-CEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)
The following chart depicts the relationship between Compensation Actually Paid to our former CEO, Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Non-CEO NEOs, and TSR for the Company and our TSR peer group.

CAP vs Total Shareholder Return
TSR ($100 invested)
Compensation Actually Paid ($millions)
$175
$150
$125
$100
$75
$50
$25
$0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
2021
2022
2023
2024
2025
129
103
129
132
150
119
81
80
66
138
12.4
2.4
4.5
1.4
14.6
3.1
10.6
14.2
2.5
19.1
9.0
Average CAP to Non-CEO NEOs
CAP to CEO
CAP to Former CEO
Company TSR
Peer Group TSR

Relationship Between CEO and Non-CEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our former CEO, Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Non-CEO NEOs, and our net income (loss).

CAP vs Net Income
$300
$200
$100
$0
($100)
($200)
($300)
Net Income ($millions)
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
Compensation Actually Paid ($millions)
12.4
2.4
197
4.5
1.4
(242)
14.6
3.1
38
14.2
10.6
2.5
(57)
19.1
9.0
85
2021
2022
2023
2024
2025
Avg CAP to Non-CEO NEOs
CAP to Former CEO
CAP to CEO
Net Income

Relationship Between CEO and Non-CEO NEO Compensation Actually Paid and Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our former CEO, Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our Non-CEO NEOs, and our Adjusted EBITDA.

CAP vs Adjusted EBITDA
$900
$800
$700
$600
$500
$400
$300
$200
Adjusted EBITDA ($millions)
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
Compensation Actually Paid ($millions)
795
700
317
395
610
12.4
2.4
4.5
1.4
14.6
3.1
14.2
10.6
2.5
19.1
9.0
2021
2022
2023
2024
2025
Avg CAP to Non-CEO NEOs
CAP to Former CEO
CAP to CEO
Adjusted EBITDA

2025 Performance Measures
The measures listed below represent the most important metrics we used to link executive pay to company performance for 2025 as described in our CD&A within the sections titled “Annual Performance-Based Cash Incentive” and “Long-Term Incentive Program”.

Most Important Performance Measures
Adjusted EBITDA
Pre-tax Unlevered Free Cash Flow
Run Rate Cost Reduction
Pre-tax Return on Invested Capital
Relative TSR

TRANSACTIONS OF EXECUTIVE OFFICERS WITH DANA
None of the executive officers of Dana or members of their immediate families or entities with which they have a position or relationship had any transactions with Dana since January 1, 2025.
For information on procedures and policies for reviewing transactions between Dana and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Review of Transactions with Related Persons.”
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Ms. Karlin and Messrs. Hernández, Mack and Garcia (prior to his resignation from the Board) served as members of the Compensation Committee at different times throughout 2025. No such member of the Compensation Committee is, or was during 2025, an officer or employee of Dana or any of its subsidiaries, nor was any such member formerly an officer of Dana or any of its subsidiaries. Moreover, no such member is an officer of a company in which an executive officer of Dana is a member of its compensation committee.

PROPOSAL I SUBMITTED FOR YOUR VOTE
ELECTION OF DIRECTORS
Under our Bylaws, each director will hold office on the Board until the election and qualification of a successor at an annual meeting of shareholders or until his or her earlier resignation, disqualification, removal, death or other cause.
The members of our Board are elected by the holders of shares of common stock at each meeting of shareholders held for the purpose of electing directors. Our Board currently consists of nine (9) directors. After agreeing to continue serving on Dana’s Board of Directors past his retirement date to support the CEO transition, Keith E. Wandell who joined our Board in 2008, has indicated that he will not stand for re-election at the 2026 Annual Meeting of Shareholders. As a result, this year you are voting on the election of eight (8) candidates for the Board of Directors. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following current Directors for election: Byron S. Foster, Ernesto M. Hernández, Bridget E. Karlin, Nora E. LaFreniere, Michael J. Mack, Jr., R. Bruce McDonald, H. Olivia Nelligan and Diarmuid B. O’Connell. Each of the nominees has consented to his or her nomination and has agreed to serve as a director of Dana, if elected. In addition, pursuant to our Corporate Governance Guidelines, a director must retire from the Board of Directors at the next annual shareholders meeting following the director’s 73rd birthday. The guidelines also authorize the full Board of Directors to waive this retirement requirement at its discretion.
The Board has adopted Director Selection and Retention Guidelines. Under these Guidelines, the Board identifies individuals qualified to become members of the Board and elects candidates to fill new or vacant positions. Potential candidates for Board positions are identified through a variety of means, including individuals identified by the Nominating and Corporate Governance Committee, the use of search firms, recommendations of Board members, recommendations of executive officers and properly submitted shareholder recommendations. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated using the guidelines described below to determine their qualifications based on the information supplied by the candidates and information obtained from other sources.
The Board will consider shareholder recommendations for directors that meet the criteria set forth below. The Board makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder. Shareholders who wish Dana to consider their recommendations for nominees for the position of director should submit their recommendations in writing to Dana Incorporated, 3939 Technology Drive, Maumee, Ohio 43537, Attention: Corporate Secretary, using the same deadline for nominations under our advance notice bylaw set forth in the ‘Questions and Answers’ section above.
Dana has established criteria it considers when identifying nominees for director. Criteria for assessing nominees include a potential nominee’s ability to represent the long-term interests of Dana. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Dana, including leadership positions in public companies, large or middle market businesses, or not-for-profit, governmental, professional or educational organizations. For those proposed director nominees who meet the minimum qualifications, the Board assesses the proposed nominee’s specific qualifications, evaluates his or her independence (including, but not limited to, independence related to Dana, other Board members and shareholders), and considers other factors, including skills, business segment representation, geographic location, diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Dana as necessary to properly discharge his or her duties. Additionally, the Board considers whether each nominee would be considered a “financial expert” or “financially literate” as described in applicable listing standards, legislation and our Audit Committee guidelines.
Additionally, our Corporate Governance Guidelines, Standards of Business Conduct for Members of the Board of Directors, Related-Party Transactions Policy and Director Independence Standards are considered prior to making a recommendation to the Board for approval of a nominee. Each of these documents is available on Dana’s website at www.dana.com.
DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT THE NOMINEES
Our Board currently consists of nine (9) directors. Keith E. Wandell, who joined our Board in 2008, has indicated that he will not stand for re-election at the 2026 Annual Meeting of Shareholders. All of our directors are elected annually serving a one-year term expiring at the next annual meeting of shareholders. The following section provides information as of February 23, 2026 about each nominee for election as a Director. The information provided includes the age of each individual; the individual’s principal occupation and special qualifications; employment and business experience during the past five years, including employment with Dana; other public company or registered investment company directorships held during the past five years; and the year in which the director became a director of Dana.
NOMINEES FOR DIRECTOR

BYRON S. FOSTER	Director since 2026

Mr. Foster, 57, currently serves as Senior Vice President and President, Light Vehicle Systems of Dana
Incorporated. Mr. Foster joined Dana Incorporated in 2021 as Senior Vice President and Chief Commercial,
Marketing, and Communications Officer and later that year assumed his current role.

As previously announced on February 12, 2026, Mr. Foster will be appointed to the position of President and Chief Executive Officer (“CEO”) of Dana Incorporated, effective July 1, 2026.

Mr. Foster has more than two decades of senior leadership experience, including executive roles at Johnson Controls, Inc. and Adient plc. He is a member of the board of directors of Wabtec Corporation and holds a Bachelor of Business Administration from the University of Michigan and a Master of Business Administration from Northwestern University.

ERNESTO M. HERNÁNDEZ	Director since 2022

Mr. Hernández, 68, is retired. Most recently, Mr. Hernández served as President and Managing Director of General Motors de Mexico, a wholly owned subsidiary of General Motors Company, a global automotive manufacturing business, from June 2011 to August 2019 and was responsible for all operations of General Motors Company in Mexico, Central America, and the Caribbean.

Mr. Hernández is a veteran mobility-industry executive with extensive knowledge of product engineering, manufacturing, planning program management, sales, marketing, and the aftermarket. Mr. Hernández is currently a board member of Constellation Brands, Inc. and BRP, Inc. and prior board member of Grupo KUO S.A.B. de C.V. and DINE, S.A.B. de C.V.

BRIDGET E. KARLIN	Director since 2019

Ms. Karlin, 69, is retired. Most recently, Ms. Karlin served as the Senior Vice President of Information Technology at Kaiser Permanente, an integrated managed health care consortium, from 2021 to 2024. Ms. Karlin previously served as Global Managing Director, Global Chief Technology Officer and Vice President of IBM Corporation, a technology company that creates, develops and manufactures advanced hardware, software and cloud computing technologies, leveraging AI, open source and security, from 2017 to 2021. Ms. Karlin served as General Manager of Intel Corporation from 2011 to 2017.

Ms. Karlin is currently a director of LyondellBasell (LYB) since 2024 and Lumexa Imaging Holdings, Inc. since 2025. Ms. Karlin has over thirty years of advanced technology experience, as well as executive management, financial and business experience which provide the Board with insights to strategic growth areas in guiding Dana to be successful in global markets.

NORA E. LAFRENIERE	Director since 2024

Ms. LaFreniere, 54, is Executive Vice President and General Counsel of Otis Worldwide Corporation, the world’s leading elevator and escalator manufacturing, installation and service company. She oversees the company’s global legal operations including, compliance, corporate secretary, intellectual property, government relations, quality, and environmental, health & safety functions. She also leads the Business Development team and is responsible for setting M&A strategy and execution.

She previously held leadership positions at United Technologies Corporation, Otis’ former parent, including serving as Vice President and General Counsel for both UTC Building & Industrial Systems and UTC Climate Controls & Security.

Ms. LaFreniere holds a Juris Doctor from the University of Notre Dame and a Bachelor of Arts in Political Science and Philosophy from the University of California, San Diego. She has been named to the YWCA Academy of Women Achievers and is a member of the Class of 2023 of the DirectWomen Board Institute.

MICHAEL J. MACK, JR.	Director since 2018

Mr. Mack, 69, is retired. Most recently, Mr. Mack served as Group President, John Deere Financial Services, Global Human Resources and Public Affairs at Deere & Company, a manufacturer of agricultural, construction, and forestry machinery, diesel engines used in heavy equipment, and lawn care equipment, from October 2014 to November 2016. In addition, Mr. Mack served as the company’s President, Worldwide Construction & Forestry Division from June 2009 to October 2014. Mr. Mack also served as Senior Vice President and Chief Financial Officer of Deere from January 2006 to May 2009. He served as the company’s Vice President and Treasurer from June 2004 to January 2006. Also, Mr. Mack served as Senior Vice President, Marketing and Administration for the company’s Worldwide Commercial & Consumer Equipment Division from 1999 to 2004. He held assignments in dealer systems, business development, treasury, engineering, purchasing, manufacturing and marketing during his career at Deere. Mr. Mack began his career at the John Deere Des Moines Works as a summer intern engineer.

Mr. Mack brings a strong background in executive management, serving in three different senior executive roles at a global corporation. In addition, Mr. Mack brings to the Board his expertise in corporate finance, financial reporting and accounting gained as the Chief Financial Officer of a large public company. The Board also benefits from Mr. Mack’s extensive knowledge related to the business operations of the off-highway vehicle market.

R. BRUCE MCDONALD	Director since 2014

Mr. McDonald, 65, has served as interim Chairman of the Board of Directors, President and CEO of Dana Incorporated since November 2024. He also has served as a director on Dana’s Board of Directors since 2014. Previously, Mr. McDonald served as Chairman and CEO (October 2016 to June 2018), Adient plc, a global automotive supplier. Mr. McDonald was Executive Vice President and Vice Chairman (September 2014 to October 2016), Executive Vice President and Chief Financial Officer (2005 to September 2014), Assistant Chief Financial Officer (2004) and Vice President, and Vice President and Corporate Controller (November 2001 to 2005) of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions.

Mr. McDonald currently serves as chairman of the board of directors of Andrew Peller Limited. Mr. McDonald’s extensive experience as Chairman and CEO of a global automotive parts supplier as well as his former roles as Vice Chairman and Chief Financial Officer of a global manufacturer provides him with an informed understanding of the financial issues and risks that affect Dana. Additionally, Mr. McDonald’s international experience provides the Board with a global perspective helping our Board identify business opportunities and manage risks.

H. OLIVIA NELLIGAN	Director since 2025

Ms. Nelligan, 50, serves as the executive vice president, chief financial officer, and chief strategy officer of CHS Inc., a leading global agribusiness based in the United States. In this role she oversees all finance and strategic planning activities across the organization.

Ms. Nelligan brings more than two decades of experience as a global finance and commercial business leader, with a strong track record of driving transformation and delivering profitable growth. Prior to joining CHS, she served as chief executive officer of Nasco, LLC. She also spent over ten years with Kerry Group plc, where she held the position of global chief financial and strategic planning officer for its Taste and Nutrition division.

In addition to her executive responsibilities, Ms. Nelligan serves on the board of directors for Ardent Mills, a strategic joint venture of CHS and a leading flour milling and food ingredient manufacturer.

Ms. Nelligan holds a bachelor’s degree in civil law and a higher diploma in business and financial information systems from University College Cork, Ireland, as well as a Master of Business Administration from the University of Wisconsin–Madison. She is a fellow of Chartered Accountants Ireland and an associate member of the Institute of Taxation in Ireland.

DIARMUID B. O’CONNELL	Director since 2018

Mr. O’Connell, 62, is the former Vice President of Business and Corporate Development and was a member of the executive team at Tesla, Inc., a global designer, developer, manufacturer and seller of fully electric vehicles. He served in this role from July 2006 to September 2017. Mr. O’Connell served as Chief Strategy Officer, Global Head of Business Development and Partnerships of Fair, a vehicle leasing subscription service, from January 2018 to April 2019. Mr. O’Connell previously served as Chief of Staff for Political Military Affairs at the United States State Department, where he was involved in policy and operational support to the United States military in various theaters of operation. Prior to his tenure in Washington, Mr. O’Connell worked in corporate strategy as a management consultant for Accenture, as co-founder of educational software developer, Real Time Learning, and as a senior executive with both McCann Erickson Worldwide and Young and Rubicam. Mr. O’Connell is currently a board member of Albemarle Corporation, VolvoCars AB, and Clarios International Inc.

Mr. O’Connell’s strong background as a senior executive of a global automotive manufacturer provides the Board of Directors a valuable resource in the areas of automotive electrification and technology. Mr. O’Connell also has an extensive background in corporate strategy that the Board will be able to leverage as a part of Dana’s overall enterprise strategy. Additionally, Mr. O’Connell provides the Board with a unique perspective as a former executive of a global original equipment manufacturer.

CORPORATE GOVERNANCE
Our Board of Directors has established guidelines that it follows in matters of corporate governance. Our Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning. The following summary provides highlights of those guidelines. A complete copy of our Corporate Governance Guidelines is available online at http://www.dana.com.
Role of Board
The business of Dana is conducted by its employees, managers and corporate officers led by our CEO, with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of Dana. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long-term interests of Dana and its shareholders are being served. The Board and the corporate officers recognize that the long-term interests of Dana and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.
Responsibilities of the Board
The basic responsibility of our directors is to exercise their reasonable business judgment on behalf of Dana. In discharging this obligation, directors rely on, among other things, Dana’s corporate officers, outside advisors and auditors.
Pursuant to the Board’s general oversight responsibilities, among other things, the Board:
►	Evaluates the CEO’s performance and reviews Dana’s succession plan for the CEO and other officers;
►	Reviews the long-range business plans of Dana and monitors performance relative to achievement of those plans;
►	Considers long-range strategic issues and risks to Dana; and
►	Approves policies of corporate conduct that continue to promote and maintain the integrity of Dana.
Executive Sessions of the Board
Executive sessions of our non-management directors are held, without Dana management, in conjunction with each regularly scheduled Board meeting and between such Board meetings as requested, from time to time, by our Lead Independent Director or other non-management directors. These sessions are chaired by our Lead Independent Director.
Access to Management and the Independent Registered Public Accounting Firm
Our non-management directors may meet with senior management, other employees and the independent registered public accounting firm at any time, either separately or jointly, as they deem appropriate. Senior personnel of Dana and of the registered public accounting firm regularly attend portions of our Board and Committee meetings, and other personnel may be invited to attend particular meetings where appropriate.
Board Performance Assessment
The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Our Nominating and Corporate Governance Committee reviews the self-evaluation process. An annual report is made to the Board on the assessment of the performance of the Board and its committees. The assessment evaluates the contribution of the Board and its committees to Dana and specifically focuses on areas in which the Board believes it or its committees could improve.
Board Leadership Structure
Under Dana’s Bylaws, the positions of Chairman of the Board and the CEO may each be held separately, or together by one person. The Board’s analysis as to whether the two positions should be combined or held separately takes into account many factors including the specific needs of Dana and the Board, the strong role of the Lead Independent Director, and the best interests of Dana’s shareholders. While the Board had maintained a separation of the Chairman and CEO positions since 2011, in 2019 the Board determined, after careful consideration during its annual evaluation of its leadership structure, that combining the two positions would enhance Dana’s governance structure and best serve Dana’s strategic objectives. The Board determined that combining the two positions provided Dana with distinct advantages, including providing critical leadership, organizational stability, and a strong bridge between the Board and the management team; and driving efficient decision making and enhanced accountability.

The Board has, and continues to use, this flexibility to adopt joint or separate chairman and CEO positions as it deems in the Company’s and shareholders’ best interests. In 2024, the Board appointed Mr. Bruce McDonald as CEO to oversee a significant corporate transformation and concluded that maintaining a combined Chairman and CEO structure was in the best interests of shareholders because it would facilitate the Company’s ability to quickly implement its transformation plans.
On February 12, 2026, the Board announced the appointment of Mr. Byron Foster as the Company’s new CEO, effective July 1, 2026. Mr. McDonald, the Company’s current Chairman and CEO, will retain the CEO title until such date, and then will remain as the Board Chairman thereafter. Thus, effective as of July 1, 2026, the Company will have separate Board Chairman and CEO positions.
Importantly, the Board also determined that the role of the Lead Independent Director would establish an effective balance to the combined role of Chairman and CEO. Since 2019, the role of Lead Independent Director has been filled by Keith E. Wandell. Following Mr. Wandell’s indication that he would not stand for re-election at the 2026 Annual Meeting of Shareholders, and pursuant to the Board’s Corporate Governance Guidelines, the Board has appointed Diarmuid B. O’Connell to assume the role of Lead Independent Director, effective upon Mr. Wandell’s departure from the Board on April 22, 2026. The Board deemed Mr. O’Connell to be particularly qualified for service in that capacity, given his extensive background in the automotive industry, both in senior executive leadership and board roles, including experience in the areas of automotive electrification and technology.
The Board believes that this structure is best for the Company, allowing the Company to benefit from the strong executive leadership of Mr. Foster, the extensive industry and institutional knowledge of Mr. McDonald, and the independent leadership of Mr. O’Connell.
Dana’s Bylaws and Corporate Governance Guidelines provide that when the Board determines that the Chairman and CEO positions should be combined, the Board should also have a Lead Independent Director, elected solely by the independent directors, to complement the Chairman’s role, and to serve as the principal liaison between the Chairman and the independent directors. The duties and responsibilities of the Lead Independent Director include: (i) calling a meeting of the independent directors; (ii) presiding at all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors; (iii) serving as the liaison between the Chairman and the independent directors; (iv) coordinating the activities of the independent directors; (v) developing the agenda for the executive sessions and other meetings of the independent directors; (vi) approving the timing, scheduling, structuring, and the agenda of Board meetings and Board materials (in collaboration with the Board Chairman); (vii) consulting with and providing feedback to the Chairman regarding matters discussed in executive sessions and regarding other Board matters as appropriate; and (viii) advising the Chairman regarding the flow of information from management to the Board. The duties of the Lead Independent Director help ensure the effective and independent leadership of our Board. Dana’s Bylaws and Corporate Governance Guidelines require that the Lead Independent Director be elected annually, which helps to ensure that the Board evaluates Dana’s Board leadership structure at least annually.
Succession Planning
A key responsibility of our Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels of Dana. Each year, succession planning reviews are held at every significant organizational level of Dana, culminating in a full review of senior leadership talent. During this review, the Board discusses future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which Dana makes ongoing leadership assignments.
RISK OVERSIGHT
Dana maintains a risk management program overseen by our Executive Leadership Team. In particular, our Senior Vice President and Chief Financial Officer as well as Senior Vice President, Chief Legal and Human Resources Officer have responsibility for this area. In addition, our Business Unit Presidents and functional leads oversee strategic and operational risks, including cybersecurity risks. Risks are identified and prioritized by our management, and each of these risks is reviewed by the Audit Committee, the Nominating and Corporate Governance Committee, or the entire Board. For example, strategic risks are overseen by the entire Board, financial and cybersecurity risks are overseen by our Audit Committee and sustainability risks are overseen by the Nominating and Corporate Governance Committee. Management regularly reports on each such risk to the applicable committee or our entire Board. Additional review or reporting on risks is conducted as needed or as requested by the Board or any committee. Also, our Compensation Committee periodically reviews the most important risks to ensure that compensation programs do not encourage excessive risk-taking and has implemented several mechanisms to avoid such risk-taking behavior, as detailed in the “Mitigation of Potential Risk in Pay Programs” and “Clawback Provisions” sections above.

BOARD COMPOSITION

Name	Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Byron S. Foster	2026	No
Ernesto M. Hernández	2022	Yes		●	●
Bridget E. Karlin	2019	Yes	●	●(1)
Nora E. LaFreniere	2024	Yes	●		●(1)
Michael J. Mack, Jr.	2018	Yes	●(1)		●
R. Bruce McDonald	2014	No
H. Olivia Nelligan	2025	Yes	●	●
Diarmuid B. O’Connell	2018	Yes		●	●
Keith E. Wandell(2)	2008	Yes

(1)	Chair
(2)	Not standing for re-election at the 2026 Annual Meeting of Shareholders

COMMITTEES AND MEETINGS OF DIRECTORS
The Board has several committees, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs are also set forth in the chart. The current terms of the various committee members expire at the 2026 Annual Meeting.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael J. Mack, Jr.(1)	Bridget E. Karlin(1)	Nora E. LaFreniere(1)
Bridget E. Karlin	Ernesto M. Hernández	Ernesto M. Hernández
Nora E. LaFreniere	H. Olivia Nelligan	Michael J. Mack, Jr.
H. Olivia Nelligan	Diarmuid B. O’Connell	Diarmuid B. O’Connell

(1)	Chair
Audit Committee. As provided in its Board-adopted written charter, this committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the NYSE and the SEC with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Dana’s financial statements; (ii) Dana’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Dana’s internal audit function and independent registered public accounting firm; and (v) the preparation of the “Audit Committee Report” found in this proxy statement. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of those independence requirements established from time to time by the Board and the SEC and the listing standards of the NYSE (see “Director Independence” section in this proxy statement). Our Board has determined that Mr. Mack and Ms. Nelligan qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. A current copy of the charter of the Audit Committee is available to security holders on Dana’s website at www.dana.com. The Audit Committee met 6 times in 2025.
Compensation Committee. This committee establishes and evaluates Dana’s executive compensation policies and programs, administers Dana’s 401(k), stock, incentive and retirement plans and monitors compliance with laws and regulations applicable to the documentation and administration of Dana’s employee benefit plans, among other things. The Board of Directors has determined that all of the members of the Compensation Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the NYSE (see the “Director Independence” section in this proxy statement). A current copy of the charter of the Compensation Committee is available to security holders on Dana’s website at www.dana.com. The Compensation Committee met 6 times in 2025. See the “Compensation Discussion and Analysis” section above for more information.
Nominating and Corporate Governance Committee. This committee monitors the effectiveness of the Board and oversees corporate governance issues. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the NYSE (see the “Director Independence” section in this proxy statement). A current copy of the charter of the Nominating and Corporate Governance Committee is available to security holders on Dana’s website at www.dana.com. The Nominating and Corporate Governance Committee met 5 times in 2025.
Technology and Sustainability Committee. Throughout 2025, this committee was responsible for assisting the Board with its oversight relating to innovation, new technologies, cybersecurity, and sustainability matters. This committee has since been dissolved, with prior responsibilities redistributed to other committees and the Board. The Board of Directors has determined that all of the members of the Technology and Sustainability Committee in 2025 were independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the NYSE (see the “Director Independence” section in this proxy statement). The Technology and Sustainability Committee met 4 times in 2025 and was dissolved by resolution of the Board in February 2026.
Board and Committee Meetings. There were ten (10) meetings of the Board and twenty-one (21) meetings of the various committees of the Board. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all of the committees of the Board on which the respective directors served. Dana expects all of its directors to attend the virtual Annual Meeting of Shareholders except in cases of illness, emergency, or other reasonable grounds for non-attendance. All members of our Board of Directors attended our Annual Meeting of Shareholders last year.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD
The non-management directors meet at regularly scheduled executive sessions without management. Our Lead Independent Director presides over such sessions. Interested parties may communicate directly with our Lead Independent Director or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Corporate Secretary, Dana Incorporated, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Corporate Secretary may relay proper communications received to the Chairman of the Board.
DIRECTOR INDEPENDENCE
The Board of Directors has determined that the eight non-management directors are independent within the meaning of the listing standards of the NYSE. Our Board determines whether each director qualifies as an “independent director” when first elected to the Board and annually thereafter. To assist in making these determinations of independence, Dana adopted categorical standards set forth in our Director Independence Standards, a current copy of which is available to security holders on Dana’s website at www.dana.com.
Under our Director Independence Standards, if a director has a relationship with Dana (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Dana), the Board considers all relevant facts and circumstances in determining whether the relationship will interfere with the exercise of the director’s independence from Dana and our management, taking into account, among other things, the significance of the relationship to Dana, to the director, and to the persons or organizations with which the director is affiliated.
The Board has affirmatively determined that the following directors, constituting a majority of our Board of Directors, meet the categorical standards for independence and that such directors have no material relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) other than as a director: Ernesto M. Hernández, Bridget E. Karlin, Michael J. Mack, Jr., Nora E. LaFreniere, H. Olivia Nelligan, Diarmuid B. O’Connell, and Keith E. Wandell.
Review of Transactions with Related Persons
Dana has procedures and policies for reviewing transactions between Dana and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.
Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Nominating and Corporate Governance Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors’ independence. To assist them in their review, the Nominating and Corporate Governance Committee and the Board of Directors use the categorical standards found in Dana’s Director Independence Standards, as discussed above.
In order to monitor transactions that occur between the annual reviews, the independence certification also obligates the directors to immediately notify our General Counsel in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes subsequently untrue or incomplete. Likewise, under our Standards of Business Conduct for the Board of Directors, any situation that involves, or may involve, a conflict of interest with Dana is required to be promptly disclosed to the Chairman of the Board, who will consult with the Chairman of the Nominating and Corporate Governance Committee. Executive officers are bound by the Standards of Business Conduct for Employees.
Our Board has adopted a Related-Party Transactions Policy that sets forth standards with respect to related party transactions with Dana or our subsidiaries. A current copy of this policy is available to shareholders on Dana’s website at www.dana.com.
Under the Related-Party Transactions Policy, (i) a director, nominee for director or executive officer of Dana (since the beginning of the last fiscal year), (ii) any beneficial holder of greater than five percent (5%) of Dana’s voting securities or (iii) any immediate family member of any of the foregoing, are required to seek the prior approval of the Audit Committee of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness)

in which (i) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (ii) Dana, or any of its subsidiaries is a participant, and (iii) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).
In making its determination, the Audit Committee considers such factors as (i) the extent of the related party’s interest in the interested transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the interested transaction are fair to Dana and no less favorable than terms generally available in unaffiliated third-party transactions under like circumstances, (iv) whether the interested transaction would impair the independence of an outside director, (v) the benefit to Dana, and (vi) whether the interested transaction is material, taking into account: (a) the importance of the interest to the related party, (b) the relationship of the related party to the interested transaction and of the related parties to each other, (c) the dollar amount involved, and (d) the significance of the transaction to Dana’s investors in light of all the circumstances.
Notwithstanding the foregoing, our Board may determine certain interested transactions deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those pre-approved transactions are described in the Related-Party Transactions Policy.
All interested transactions, except certain pre-approved transactions, must be disclosed in Dana’s applicable SEC filings as, and to the extent, required by applicable SEC rules and regulations.
The questionnaire, certification, Director Independence Standards, Standards of Business Conduct for the Board of Directors, Standards of Business Conduct for Employees, and Related-Party Transactions Policy are all in writing.

COMPENSATION OF DIRECTORS
Our Compensation Committee is responsible for making recommendations to our Board of Directors regarding the form and amount of non-employee Director compensation. In determining the recommendation for Director compensation, the Compensation Committee considers feedback from our Chairman and CEO, Senior Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary, as well as information provided by Meridian.
The Compensation Committee elected not to make any changes to non-employee Director compensation for 2025. The table below illustrates the compensation structure for the year. Employee Directors receive no additional compensation for their Board service. In addition to the compensation described below, each Director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board or its committees.

Non-Employee Directors Annual Retainer Compensation (cash)
Director	$130,000
Lead Independent Director (premium)	$50,000
Audit Committee Chair	$25,000
Audit Committee Member	$10,000
Compensation Committee Chair	$20,000
Compensation Committee Member	$10,000
Governance Committee Chair	$20,000
Governance Committee Member	$10,000
Technology and Sustainability Committee Chair	$20,000
Technology and Sustainability Committee Member	$10,000
Restricted Stock Units(1)	$165,000

Footnotes:
(1)
This annual grant, equivalent to 10,104 RSUs, was made pursuant to the 2021 Plan on February 11, 2025 and vested in full on February 11, 2026. Ms. Nelligan received a prorated grant equivalent to 2,575 RSUs as a result of her appointment to the Board, vesting in full on February 11, 2026. Each grant is subject to accelerated vesting upon death, disability, reaching mandatory retirement age (age 73) or a change in control.

Holding Requirement. The Compensation Committee maintains share ownership requirements for non-employee Directors equal to five times the annual cash retainer of $130,000, or the equivalent of $650,000 worth of common stock. Directors may not sell or transfer shares of the Company until the ownership requirement is met. If a Director elects to sell shares once the requirement is met and the value of the Company’s stock subsequently drops, resulting in the requirement not being met, the Director’s annual retainer will be paid in the form of restricted stock units until compliant. In determining whether a Director has met his or her individual ownership target, the Company considers shares owned by the Director and outstanding equity awards held by the Director, including restricted stock units subject to vesting conditions. All of our Directors had either met their stock ownership requirements in 2025 or are on track to achieve their ownership requirement.
Deferred Compensation. Each non-employee director may elect to defer a percentage of the annual cash retainer in exchange for restricted stock units. The RSUs are credited as of the last day of each quarter based on the quotient obtained by dividing (i) the dollar amount of the retainer for that quarter which is being deferred by (ii) the closing price per share on the last trading day of that quarter (with the result being rounded down to the nearest whole number of RSUs). The RSUs are fully vested on the date of grant and each RSU represents the right to receive one share of our common stock (or, at our election, an equivalent cash amount) on the earlier of (i) the first business day of the calendar month coincident with or next following the date that the director terminates service as a non-employee director or (ii) the date on which a change in control occurs.

The following table provides information on the compensation of our non-employee Directors for 2025.
Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Christian A. Garcia(4)	70,000	169,033	239,033
Ernesto M. Hernández	150,000	169,033	319,033
Brett M. Icahn(4)	72,500	167,017	239,517
Bridget E. Karlin	160,000	169,033	329,033
Nora E. LaFreniere	150,000	169,033	319,033
Michael J. Mack, Jr.	165,000	169,033	334,033
H. Olivia Nelligan(4)	32,500	50,897	83,397
Diarmuid B. O’Connell	160,000	169,033	329,033
Keith E. Wandell	200,000	169,033	369,033

Footnotes:
(1)
Employee Directors do not receive any compensation with respect to their service on the Board. Accordingly, Mr. McDonald received no additional compensation in 2025 for his Board service and, as a result, he is not included in this table.

(2)
This column reports the amount of cash compensation earned in 2025 for Board and Committee service. As noted above, directors may elect to defer a portion of their annual cash retainer into restricted stock units. No Directors deferred any of their annual retainer. Compensation is paid at the end of each quarter for service during the quarter.

(3)
This column reflects full grant date fair value determined in accordance with FASB ASC Topic 718 (and dividend equivalent units earned in 2025). The aggregate number of outstanding stock awards (including dividend equivalent units) corresponding to the values listed at December 31, 2025 is shown below.

Name(1)	Outstanding Stock Awards (#)
Christian A. Garcia(4)	10,331
Ernesto M. Hernández	10,331
Bridget E. Karlin	10,331
Nora E. LaFreniere	10,331
Michael J. Mack, Jr.	10,331
H. Olivia Nelligan(4)	2,586
Diarmuid B. O’Connell	10,331
Keith E. Wandell	10,331

(4)
Messrs. Garcia and Icahn resigned from the Board in 2025 under an agreement to terminate the Director Appointment and Nomination Agreement dated as of January 7, 2022 between the Icahn Group and Dana. Mr. Garcia retained his 2025 stock award and Mr. Icahn forfeited his award under the terms of the termination agreement. Ms. Nelligan was appointed to the Board in October 2025 and received a prorated stock award.

For additional information regarding Dana’s equity compensation plan, please refer to Notes 1 and 11 to our audited financial statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows information about beneficial ownership of our securities as of February 23, 2026, by persons who have either filed reports with the SEC indicating that they beneficially own more than 5% of our securities and/or a review of our shareholder records as of February 23, 2026. Unless otherwise stated, to report this information Dana relied solely on reports filed with the SEC.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1) 50 Hudson Yards New York, NY 10001	Common	16,941,183	14.5%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	Common	16,157,821	11.19%
Dimensional Fund Advisors LP(3) 6300 Bee Cave Road, Building One Austin, TX 78746	Common	9,194,086	6.4%
American Century Investment Management, Inc.(4) 4500 Main Street 9th Floor Kansas City, MO 64111	Common	5,896,662	5.0%

Footnotes:
(1)
BlackRock, Inc. and related entities (collectively, BlackRock) reported on a Form 13G/A filed with the SEC on January 21, 2026 holdings of common stock. It has sole voting power with respect to 16,756,798 shares of common stock and sole dispositive power with respect to 16,941,183 shares of common stock.

(2)
The Vanguard Group reported on a Form 13G/A filed with the SEC on February 13, 2024 holdings of common stock. It has sole dispositive power with respect to 15,868,941 shares of common stock and shared dispositive power with respect to 288,880 shares of common stock.

(3)
Dimensional Fund Advisors LP reported on a Form 13G/A filed with the SEC on February 9, 2024 holdings of common stock. It has sole dispositive power with respect to 9,194,086 shares of common stock and sole voting power with respect to 9,047,444 shares of common stock.

(5)
American Century Investment Management, Inc. reported on a Form 13G filed with the SEC on February 13, 2026 holdings of common stock. It has sole voting power with respect to 5,896,662 shares of common stock and sole dispositive power with respect to 5,896,662 shares of common stock.

The following tables show the amount of Dana common stock beneficially owned as of February 23, 2026 by our current Directors and named executive officers and by our Directors and executive officers as a group.

Name of Beneficial Owner	Shares(1)	Restricted Stock Units(2)	Shares Acquirable within 60 Days	Percent of Class
Byron S. Foster	145,221	0	0	*
Ernesto M. Hernández	26,637	0	0	*
Bridget E. Karlin	52,481	0	0	*
Timothy R. Kraus	195,282	0	0	*
Nora E. LaFreniere	12,933	0	0	*
Douglas H. Liedberg	210,350	0	0	*
Michael J. Mack, Jr.	64,061	0	0	*
R. Bruce McDonald	777,204	0	0	*
H. Olivia Nelligan	2,586	0	0	*
Diarmuid B. O’Connell	43,588	0	0	*
Brian K. Pour	19,599	0	0	*
Keith E. Wandell	97,948	0	0	*
All Directors and executive officers as a group (13 persons)	1,654,064	0	0	*%

*	Represents holdings of less than one percent of Dana’s common stock
Footnotes:
(1)
The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. None of the persons listed above has pledged his or her shares of common stock.

(2)
Reflects the number of restricted stock units (RSUs) credited as of February 23, 2026 to the accounts of certain non-employee Directors who elected to defer a percentage of their annual retainer into restricted stock units under our 2021 Dana Incorporated Omnibus Incentive Plan. RSUs are payable in shares of Dana common stock or, at the election of Dana, cash equal to the market value per share as described under the caption “Compensation of Directors” above. RSUs do not have current voting or investment power. Excludes RSUs awarded to Non-employee Directors and certain executive officers that have not vested under their vesting schedules.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires that Dana’s directors, executive officers and persons who own more than ten percent (10%) of a registered class of Dana’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the NYSE not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons (except for a late Form 4 related to Mr. McDonald due to an administrative error by Dana over the Thanksgiving holiday), Dana believes that, during the year ended December 31, 2025, each of its executive officers, directors and greater than ten percent (10%) shareholders complied with all such applicable filing requirements.

PROPOSAL II SUBMITTED FOR YOUR VOTE

ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act enables our shareholders to vote on an advisory (non-binding) basis on our compensation policies and practices and the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Since 2011, our Board of Directors, upon the recommendation of Dana’s shareholders, has elected to hold an annual advisory vote on Dana’s executive compensation practices.
As discussed in the Compensation Discussion and Analysis (CD&A) above, the overall objectives of Dana’s executive compensation program are to attract, motivate, reward and retain talent. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to other executive officers at similar levels at other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:
►	Align management incentives and shareholder interests;
►	Motivate executive management and employees to focus on business goals over short- and long-term horizons; and
►	Attract and retain executive talent.
We believe that Dana’s executive compensation programs have been effective at incentivizing the achievement of positive results, appropriately aligning pay and performance and enabling Dana to attract and retain very talented executives within our industry. We encourage you to read our CD&A contained within this proxy statement for more detailed discussion of our compensation policies, practices and procedures.
As required by Section 14A of the Exchange Act, we are asking our shareholders to indicate their support for our executive compensation policies and practices as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our fiscal year 2025 executive compensation policies and procedures for our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the shareholders of Dana Incorporated (Dana) approve, on an advisory basis, the compensation of Dana’s named executive officers, as disclosed in Dana’s Proxy Statement for the 2026 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission as set forth in Item 402 of Regulation S-K (including the Compensation Discussion & Analysis, the compensation tables and narrative discussion).
Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider our shareholders’ concerns and take them into account when designing future executive compensation programs.
DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL III SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of Dana has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2026 and recommends that the shareholders vote for ratification of such appointment. PwC has served as our independent registered public accounting firm since 1915.
As a matter of good corporate governance, the selection of PwC is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if PwC is ratified as the independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Dana and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.
DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL IV SUBMITTED FOR YOUR VOTE

SHAREHOLDER PROPOSAL FOR APPROVAL OF INDEPENDENT BOARD CHAIRMAN
The following shareholder proposal will be voted on at the Annual Meeting if properly presented by or on behalf of the shareholder proponent. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. John Chevedden of 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, who indicated he holds at least 300 shares of Dana stock, submitted this proposal.
The Board unanimously recommends a vote “AGAINST” this proposal.
Proposal IV - Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary including the Corporate Governance Guidelines in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.
The Chairman of the Board shall be an Independent Director. An independent Lead Director shall not be a substitute for an independent Board Chairman.
The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now to obtain the maximum benefit.
An independent Board Chairman at all times improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting shareholder confidence.
This detached perspective allows the chairman to focus on shareholder interests, strengthen management accountability, and provide critical checks and balances, ultimately contributing to long-term sustainability and credibility.
An independent Board Chairman could help Dana deal with the long-term stagnation of Dana stock. Dana stock was at $24 in 2014 and at only $21 in late 2025 despite a robust stock market.
An independent Board Chairman could also help Dana deal headwinds like those that emerged in 2025.
Dana closed its Auburn Hills, Michigan plant in October 2025, resulting in 200 layoffs. Dana cited an “unexpected and immediate reduction in customer orders driven by lower demand for electric vehicles” as the reason.
Dana was also in the process of closing its Lima, Ohio plant, resulting in 300 layoffs.
Throughout 2025, Dana reported lower year-over-year sales, a trend driven by reduced demand across most end markets. The Commercial Vehicle segment, particularly in North America and Brazil, experienced volume softness and deteriorating market conditions with no signs of immediate improvement.
Foreign currency translation also negatively impacted sales, especially due to the lower value of the euro.
Dana reported a significant drop in adjusted free cash flow for Q2 2025, falling to -$5 million compared to $104 million in Q2 2024. Tariffs are also an ongoing profit headwind.
Please vote yes:
Independent Board Chairman - Proposal IV

Board of Directors’ Statement in Opposition to 2026 Shareholder Proposal
After careful consideration, our Board continues to believe that a fixed policy requiring an independent Chairman as requested by the shareholder proposal is neither necessary nor in the best interests of Dana or its shareholders for the reasons stated below. Retaining flexibility is particularly important in light of the fact that we are engaged in a significant corporate transformation. We remain committed to corporate governance policies and practices that give the Board the ability to act as needed to enhance returns, while protecting and furthering the best interests of all shareholders. We believe that the proposed resolution would run counter to those goals. Further, similar proposals have been submitted twice before in 2023 and last year, and neither received majority shareholder support. Our Board therefore recommends that shareholders vote “AGAINST” this proposal.
Our current Board leadership structure was adopted after careful consideration and is the best structure for Dana at this time. However, we will have separate Chairman and CEO positions effective July 1, 2026. We believe that the Board should have flexibility to change the Board leadership structure as it deems in the best interests of the Company and its shareholders.
The Board’s analysis as to whether the Board chairman and CEO positions should be combined or held separately takes into account many factors, including the specific needs of Dana and the Board, the strong role of the Lead Independent Director and the best interests of Dana’s shareholders. The Board has, and continues to use, this flexibility to adopt joint or separate chairman and CEO positions as it deems in the Company’s and shareholders’ best interests.
While the Board had previously maintained separate Chairman and CEO positions, in 2019, the Board determined, after careful consideration during its annual evaluation of its leadership structure, that combining the two positions would enhance Dana’s governance structure and best serve Dana’s strategic objectives. In 2024, the Board appointed Mr. Bruce McDonald as CEO to oversee a significant corporate transformation, and concluded that maintaining a combined Chairman and CEO structure was in the best interests of shareholders because it would facilitate the Company’s ability to quickly implement its transformation plans.
On February 12, 2026, the Board announced the appointment of Mr. Byron Foster as the Company’s new CEO, effective July 1, 2026. Mr. McDonald, the Company’s current Chairman and CEO, will retain the CEO title until such date, and then will remain as the Board Chairman thereafter. Thus, effective as of July 1, 2026, the Company will have separate Board Chairman and CEO positions. Further, pursuant to the Board’s Corporate Governance Guidelines, Mr. Diarmuid O’Connell will be our Lead Independent Director.
The Board believes that this structure is best for the Company, allowing the Company to benefit from the strong executive leadership of Mr. Foster, the extensive industry and institutional knowledge of Mr. McDonald, and the independent leadership of Mr. O’Connell.
The Board would not have the flexibility to adopt Board and executive leadership structures in a way that it deems in the best interests of the Company and its shareholders, if it were subject to a fixed Board leadership policy as the shareholder proposal requests.
Our Lead Independent Director role is robust with substantive leadership responsibilities to ensure strong independent oversight. Further, such role is already mandated in our governing documents, thereby establishing independent Board leadership when the Board Chair is not independent.
The Board has a strong Lead Independent Director role, which establishes an effective counterbalance to the roles of Chairman and CEO. Dana’s Bylaws and Corporate Governance Guidelines provide that if the Chairman is not an independent director, then the independent directors shall elect a Lead Independent Director. This role was enhanced in 2025, and includes responsibilities to (i) preside at all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors, (ii) serve as the liaison between the Chairman and the independent directors, (iii) coordinate the activities of the independent directors, (iv) develop the agenda for the executive sessions and other meetings of the independent directors, (v) approve the scheduling and agenda of Board meetings and the Board materials, in collaboration with the Chairman, (vi) consult with and provide feedback to the Chairman regarding matters discussed in executive sessions and other Board matters as appropriate, (vii) advise the Chairman regarding the flow of information from management to the Board, (viii) be available to the independent directors for discussion of Board or other matters, (ix) if so requested be available for consultation and direct communication with major shareholders, (x) with the approval of the Board, authorize the retention of advisors and consultants who report directly to the Board, and (xi) in consultation with the Nominating and Corporate Governance Committee, review and report on the results of the Board, Committee and Director performance evaluations. The duties of the Lead Independent Director help ensure the effective and independent leadership of our Board. Dana’s Bylaws and Corporate Governance Guidelines also require that the Lead Independent Director be elected annually, which ensures that the Board evaluates Dana’s Board leadership structure at least annually.
Our predominantly independent Board of Directors and its fully independent committees vigorously oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives.
Each of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees is comprised entirely of independent directors. Consequently, independent directors directly oversee such critical matters as the integrity of Dana’s financial statements; the performance and compensation of the Leadership Team, including Mr. Foster; the selection and evaluation of directors; the development and implementation of corporate governance policies; and the oversight of the Company’s cybersecurity and technology-related and other key risks. Moreover, the Board will meet in executive session under the leadership of Mr. O’Connell, our Lead

Independent Director, on a regular basis without the presence of the CEO or other members of management. Independent directors use these executive sessions to discuss matters that they deem appropriate, including evaluation of the Chairman and CEO, director and senior management succession, Company strategy and performance, Board priorities and Board effectiveness.
In addition, our Board is predominantly independent, with six out of eight directors currently being independent. Consistent with our philosophy of empowering each member of our Board of Directors, each Board member may submit Board agenda items and has open access to any member of senior management or employees as they deem appropriate. The Board and each Board committee also have the authority to retain independent legal, financial, and other advisors as they deem appropriate.
Requiring that the Chairman of the Board be an independent director in perpetuity is not necessary to ensure that our Board provides independent and effective oversight of Dana’s business and affairs. Such oversight is maintained at Dana through the composition of our Board, including our Lead Independent Director, the strong leadership and engagement of our other independent directors and Board committees and our highly effective corporate governance structures and processes in place. Further, the Board believes that it is in the best interests of the shareholders to allow the Board to retain flexibility to separate or combine the CEO and Board Chairman positions as needed as the company undergoes its transformation. The proposal seeks to replace Dana’s balanced approach to Board leadership with a less flexible one. Accordingly, we recommend that you vote against this proposal.
Dana’s strong corporate governance policies already ensure that the Board is held accountable and that the shareholders can act if the Board takes actions with which they disagree.
We believe that the strong overall corporate governance framework that we have in place supports the objective and independent Board leadership structure necessary to effectively challenge and oversee management and oversee key issues facing the Company. We have a diverse and experienced Board whose members are elected annually by shareholders and is comprised entirely of independent directors within the meaning of the applicable laws and NYSE rules, with the exception of the Chairman and the CEO. Additionally, our shareholders have other rights to make their views known, including the ability to amend the Bylaws of the Company, to call a special meeting of shareholders and to include director nominations in our proxy materials, in each case as provided in our Bylaws and/or Certificate of Incorporation.
Our shareholders rejected substantially similar proposals in 2023 and last year.
The proponent submitted substantially similar proposals in each of 2023 and 2025. Although the Board opposed the proposals, they were nonetheless submitted for a shareholder vote. In each year, the proposals failed to achieve majority support, with support falling to 25.6% in 2025. Our shareholders have now spoken twice on this matter, and we believe repeatedly voting on a rejected proposal is not in the best interests of the shareholders as a whole.
The Board believes it is best positioned to determine the most effective leadership structure for Dana based on the best interests of the Company and its shareholders and should have the flexibility to make such decision based on the Company’s needs from time to time. Moreover, the Board believes it should have the flexibility to determine whether to combine or separate the CEO and Chairman role, together with the leadership of our Lead Independent Director, if any, and bolstered by the other governance practices outlined above. For all the foregoing reasons, our Board believes that our current flexible leadership policy has served our shareholders well and remains in our shareholder’s best interests.
Our Board of Directors recommends that shareholders vote “AGAINST” this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees
PwC’s aggregate fees for professional services rendered to Dana worldwide were approximately $13.5 million and $9.0 million in the fiscal years ended December 31, 2025 and 2024, respectively. The following table shows details of these fees (in millions), all of which were pre-approved by our Audit Committee.

Service	2025 Fees	2024 Fees
Audit Fees
Audit and review of consolidated financial statements and statutory financial statements of international subsidiaries.	$10.0	$8.5

Total Audit Fees	$10.0	$8.5

Audit-Related Fees
Other audit services relating to statutory attestation services, issuance of consent and carve-out finanical statements	$3.3	$0.2

Total Audit-Related Fees	$3.3	$0.2

Tax Fees
Assistance with tax compliance, tax audits, and tax advice.	$0.2	$0.2
Other Fees
Assistance with climate reporting	$0.0	$0.1

Total All Other Fees	$0.2	$0.3

Audit Committee Pre-Approval Policy
Our Audit Committee pre-approves the audit and non-audit services performed by our independent registered public accounting firm, PwC, in order to assure that the provision of such services does not impair PwC’s independence. The Audit Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of the pre-approved services and pre-approved cost levels. Unless a type of service to be provided by PwC has received general pre-approval, it requires specific pre-approval by the Audit Committee or the Audit Committee Chairman or a member whom he or she has designated. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered by PwC and the fees paid for the audit, audit-related, tax and other pre-approved services and reports to the Audit Committee on these matters at least quarterly. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in applicable SEC disclosure rules.
The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Exchange Act, will not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Exchange Act except to the extent that Dana specifically incorporates such information by reference, and will not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT
The Audit Committee oversees Dana’s financial reporting process on behalf of the Board of Directors and is comprised of all outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the NYSE and the SEC. In addition to its duties regarding oversight of Dana’s financial reporting process, including as it relates to the integrity of the financial statements, the independent auditors’ qualifications and independence and the performance of the independent auditors and Dana’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors as provided in Rule 10A-3 under the Exchange Act. In conducting its annual evaluation of the independent auditors and deciding to re-appoint the independent auditors, the Audit Committee considered, in addition to the firm’s independence and integrity:
►	The independent auditors’ competence and its compliance with regulations;
►	The business acumen, value-added benefit, continuity and consistency, and technical and core competency provided by the engagement team;
►	The effectiveness of the independent auditors’ processes, including its quality control, timeliness and responsiveness, and communication and interaction with management; and
►	The firm’s efforts toward efficiency, including with respect to process improvements and fees.
The Audit Committee periodically considers whether an independent auditor change would be advisable. Pursuant to this review, the Audit Committee believes that PwC’s continuous relationship with Dana provides PwC with valuable institutional knowledge about Dana’s operations, policies, and practices and that changing audit firms would require significant time commitments and potentially distract Dana’s management from its focus on financial reporting and internal controls. Because of PwC’s lead audit partner rotating every five years, as presently required, along with other customary auditor staffing changes, the Audit Committee believes that PwC provides fresh audit perspective without the incremental costs associated with a change in audit firms.
The Audit Committee is involved in the selection of the independent auditor’s lead audit partner every five years, including in identification of candidates, review of qualifications, candidate interviews and review of plans for successor partner transition.
The Audit Committee Charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes, and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed the audited financial statements included in Dana’s annual report on Form 10-K with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance, and other matters.
Audit Committee discussions with the independent auditors included those required under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 1301, Communications With Audit Committees. Further, the Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning independence. The Audit Committee discussed with the independent auditors their independence from management and Dana, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent auditors are compatible with maintaining the auditors’ independence. In addition, the Audit Committee reviewed with the independent auditors all critical accounting policies and practices to be used.
In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Dana’s annual report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
The Audit Committee
Michael J. Mack, Jr., Chairperson
H. Olivia Nelligan
Diarmuid B. O’Connell

February 10, 2026

ANNUAL REPORT TO SHAREHOLDERS
We are pleased to take advantage of SEC rules that permit issuers to furnish their proxy materials to shareholders on the Internet. Shareholders may request a paper copy of this proxy statement and the 2025 Annual Report by:
Internet www.proxyvote.com
Telephone 1-800-579-1639
Email sendmaterial@proxyvote.com
If requesting materials by e-mail, the control number found in the box marked by an arrow on the Notice and Access card will need to be provided in the e-mail request.
A copy of the Company’s Annual Report on Form 10-K for the year-ended December 31, 2025, including the consolidated financial statements, as filed with the SEC, may be obtained without charge by sending a written request to Dana Incorporated, Attention: Investor Relations, 3939 Technology Drive, Maumee, Ohio 43537.
OTHER MATTERS
The Board is not aware of any other additional matters to be presented at the 2026 Annual Meeting of Shareholders. The Board does not currently intend to submit any additional matters for a vote at the 2026 Annual Meeting of Shareholders, and no other shareholder has provided the required notice of the shareholder’s intention to propose any matter at the 2026 Annual Meeting of Shareholders. However, under Dana’s Bylaws, the Board may, without notice, properly submit additional matters for a vote at the 2026 Annual Meeting of Shareholders. If the Board does so, the shares represented by proxies in the accompanying form will be voted with respect to the matter in accordance with the judgment of the person or persons voting the shares.

By Order of the Board of Directors

Douglas H. Liedberg Senior Vice President, Chief Legal Human Resources Officer and Corporate Secretary

March 13, 2026

DANA INCORPORATED
3939 TECHNOLOGY DRIVE
MAUMEE, OH 43537

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**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 21, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/DAN2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 21, 2026. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86063-P41894

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**DANA INCORPORATED**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.**

| For All | Withhold All | For All Except |
|---|---|---|
| ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**1.** Election of directors:

| | | | |
|---|---|---|---|
| 01) | Byron S. Foster | 05) | Michael J. Mack, Jr. |
| 02) | Ernesto M. Hernández | 06) | R. Bruce McDonald |
| 03) | Bridget E. Karlin | 07) | H. Olivia Nelligan |
| 04) | Nora E. LaFreniere | 08) | Diarmuid B. O'Connell |

| | | For | Against | Abstain |
|---|---|---|---|---|
| **2.** | Approval of a non-binding advisory proposal approving executive compensation. | ☐ | ☐ | ☐ |
| **3.** | Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm. | ☐ | ☐ | ☐ |
| **4.** | Shareholder proposal to require an independent Board Chairman. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and title of the authorized officer signing the Proxy.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**DANA INCORPORATED**
**2026 ANNUAL MEETING OF SHAREHOLDERS**
**Wednesday, April 22, 2026**
**8:30 a.m., Eastern Time**
**Online at www.virtualshareholdermeeting.com/DAN2026**

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice & Proxy Statement and 10K Wrap are available at www.proxyvote.com

**The Annual Meeting of Shareholders will be conducted in a virtual format and there will be no physical location for shareholders to attend.** If you plan to participate in the Annual Meeting of Shareholders, you will be able to listen, vote, and submit questions from your home or from any remote location that has Internet connectivity. **Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/DAN2026.**

V86064-P41894

**Dana Incorporated**
**3939 Technology Drive**
**Maumee, OH 43537**

**proxy**

**This Proxy is Solicited on Behalf of the Board of Directors.**

The undersigned appoints Douglas H. Liedberg and Shaun E. Graham or either of them, as Proxies, each with the power to appoint his substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Dana Incorporated held of record by the undersigned on February 23, 2026, at the Annual Meeting of Shareholders to be held on April 22, 2026, and at any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote for the election of a person to the Board of Directors if any nominee named becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon any other business that may properly come before the meeting.

**IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND AGAINST PROPOSAL 4.**